UNITED STATES BANKRUPTCY COURT
DISTRICT OF DELAWARE

In re: OASYS MOBILE, INC. f/k/a Summus, Inc., Summus, Inc. (USA), and High Speed Net Solutions, Inc. Debtor.	) ) ) ) ) ) )	Chapter 11 Case No. 07-10961 (CSS)

DEBTOR'S AMENDED PLAN OF REORGANIZATION

UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

REED SMITH LLP
1201 Market Street
Suite 1500
Wilmington, DE 19801
Kurt F. Gwynne, Esquire
Richard A. Robinson, Esquire (Admitted in FL)
J. Cory Falgowski, Esquire
(302) 778-7550

Counsel to the Debtor
and Debtor-in-Possession

TABLE OF CONTENTS

ARTICLE I RULES OF INTERPRETATION, COMPUTATION OF TIME, GOVERNING LAW, AND DEFINED TERMS		1
A.	Defined Terms	1
B.	Rules of Interpretation, Computation of Time and Governing Law.	1
ARTICLE II TREATMENT OF UNCLASSIFIED CLAIMS		2
A.	Summary	2
B.	Administrative Expense Claims	2
C.	Professional Fees	2
D.	Priority Tax Claims	3
ARTICLE III CLASSIFICATION AND TREATMENT OF CLASSIFIED CLAIMS AND INTERESTS		3
A.	Classification	3
B.	Treatment	4
C.	Special Provision Governing Unimpaired Claims	5
ARTICLE IV PROVISIONS REGARDING VOTING UNDER THE PLAN		5
ARTICLE V MEANS FOR IMPLEMENTATION OF THE PLAN		6
A.	Exit Facility	6
B.	Corporate Restructuring and Issuance of New Common Stock	6
C.	Revesting of Assets	6
D.	Cancellation of Instruments and Securities	7
E.	Corporate Governance, Directors and Officers, and Corporate Action	7
F.	Establishment of the Plan Trust	8
G.	Transactions on Business Days	8
ARTICLE VI TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES		8
A.	Assumption of Executory Contracts and Unexpired Leases	8
B.	Claims Based on Rejection of Executory Contracts or Unexpired Leases	10
C.	Cure of Defaults for Assumed Executory Contracts and Unexpired Leases	10
ARTICLE VII PROVISIONS GOVERNING DISTRIBUTIONS		11
A.	Timing of Distribution; Disputed Claims	11
B.	Methods of Distribution	11
C.	Undeliverable and Unclaimed Distributions	12
D.	Time Bar to Cash Payments	13
E.	Compliance with Tax Requirements	13
F.	Setoffs; Claims Defenses	13
G.	Interest On Claims	13
ARTICLE VIII PROCEDURES FOR RESOLVING DISPUTED CLAIMS		14
A.	Prosecution of Objections to Claims and Interests	14
B.	Estimation of Claims	14
C.	Payments and Distributions on Disputed Claims	14
ARTICLE IX CONDITIONS PRECEDENT TO CONFIRMATION AND CONSUMMATION OF THE PLAN		15
A.	Condition to Confirmation	15
B.	Conditions to Effective Date	15
C.	Waiver of Conditions	15
D.	Failure of Conditions to Effective Date	16
ARTICLE X RELEASE, INJUNCTION AND RELATED PROVISIONS		16
A.	Discharge	16

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B.	Exculpation	16
C.	Releases	17
1.	Releases by Debtor	17
2.	Releases by Holders of Claims and Interests	17
D.	Injunction	18
E.	Term of Injunctions and Stays	19
F.	Preservation of Rights of Action	19
G.	Waiver of Subordination Rights	19
H.	No Successor Liability	19
ARTICLE XI RETENTION OF JURISDICTION		20
A.	Jurisdiction	20
ARTICLE XII MISCELLANEOUS PROVISIONS		21
A.	Dissolution of Committees	21
B.	Payment of Statutory Fees	22
C.	Deadline for Filing Administrative Expense Claims	22
D.	Modification of Plan	22
E.	Inconsistency	22
F.	Successors and Assigns	22
G.	Reservation of Rights	22
H.	Section 1145 Exemption	23
I.	Section 1146 Exemption	23
J.	Further Assurances	23
K.	Severability	23
L.	Governing Law	23
M.	Prepayment	23
N.	Service of Documents	24
O.	Post-Effective Date Fees and Expenses of the Reorganized Debtor	24
P.	Plan Supplement	24
Q.	Sections 1125 and 1126 of the Bankruptcy Code	24
R.	Allocation of Plan Distributions	25

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INTRODUCTION

Oasys Mobile, Inc., f/k/a Summus, Inc. and Summus, Inc. (USA) and High Speed Net Solutions, Inc. (the “Debtor”), proposes this amended plan of reorganization (as hereafter further amended, the “Plan”) under section 1121 of the Bankruptcy Code.

ARTICLE I

Rules of Interpretation, Computation of Time, Governing Law, and Defined Terms

A.           Defined Terms

Each capitalized term not otherwise defined in the Plan shall have the meaning set forth in the Glossary of Defined Terms attached to the Plan as Exhibit A.

B.           Rules of Interpretation, Computation of Time and Governing Law.

1.           For purposes of the Plan: (a) whenever from the context it is appropriate, each term, whether stated in singular or plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and the neuter gender; (b) any reference in the Plan to a contract, instrument, release, indenture or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions; (c) any reference in the Plan to an existing document or exhibit Filed, or to be Filed, shall mean such document or exhibit, as it may have been or may be amended, modified or supplemented; (d) unless otherwise specified, all references in the Plan to Sections, Articles and Exhibits are references to Sections, Articles and Exhibits of or to the Plan; (e) the words “herein” and “hereto” refer to the Plan in its entirety rather than to a particular portion of the Plan; (f) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan; (g) the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; and (h) each capitalized term not defined in the Plan (including any exhibit to the Plan) shall have the meaning set forth in the Bankruptcy Code or the Bankruptcy Rules.

2.           In computing any period of time prescribed or allowed by the Plan, the provisions of Bankruptcy Rule 9006(a) shall apply.

3.           The rights and obligations arising under the Plan shall be interpreted, governed by, and construed and enforced in accordance with, the laws of the State of Delaware (without regard to the conflict of law principles thereof), the Bankruptcy Code and the Bankruptcy Rules.

ARTICLE II

Treatment of Unclassified Claims

A.           Summary

Pursuant to section 1123(a)(1) of the Bankruptcy Code, Administrative Expense Claims, Claims for Professional Fees and Priority Tax Claims against the Debtor are not classified for purposes of voting on, or receiving distributions under, the Plan, and holders of such Claims are not entitled to vote on the Plan.

B.           Administrative Expense Claims

Subject to sections 328, 330(a), 331, 503, 507 and 1114 of the Bankruptcy Code, each Holder of an Allowed Administrative Expense Claim against the Debtor, including DIP Facility Claims, shall receive from the Reorganized Debtor, in full satisfaction, settlement, release and discharge of such Allowed Administrative Expense Claim, the unpaid amount of such Allowed Administrative Expense Claim in Cash on the later of (i) the Effective Date or (ii) thirty (30) days after the date such claim becomes an Allowed Administrative Expense Claim, or upon such other terms as may be agreed upon by such Holder and the Reorganized Debtor or otherwise upon order of the Bankruptcy Court; provided, however that Allowed Administrative Expense Claims representing obligations incurred in the ordinary course of business during the Chapter 11 Case or otherwise assumed by the Reorganized Debtor on the Effective Date pursuant to the Plan shall be paid or performed by the Reorganized Debtor when due in accordance with the terms and conditions of the particular agreements governing such obligations.

C.           Professional Fees

Except as otherwise provided by a Bankruptcy Court order for a specific Professional, any Professional or other entity requesting compensation or reimbursement of expenses pursuant to sections 327, 328, 330 or 331 of the Bankruptcy Code for services rendered prior to the Effective Date must File and serve, pursuant to any applicable order and local rules of the Bankruptcy Court, the Bankruptcy Code, and the Bankruptcy Rules, an application for final allowance of compensation and reimbursement of expenses no later than sixty (60) days after the Effective Date.  All such applications for final allowance of compensation and reimbursement of expenses will be subject to the authorization and approval of the Bankruptcy Court.

Notwithstanding anything herein to the contrary, following the occurrence of the Effective Date, Professionals shall be authorized to retain any funds held on retainer for payment of fees and expenses authorized to be paid pursuant to this Plan, including fees and expenses approved by the Bankruptcy Court in connection with such Professionals’ final applications for allowance of compensation and reimbursement of expenses.  Following the entry of an order of the Bankruptcy Court with respect to final applications for compensation and reimbursement, Professionals shall be authorized to apply funds held on retainer to the fees and expenses allowed by the Bankruptcy Court.  All Professionals shall return the excess balance of any retainer to the Reorganized Debtor within five (5) Business Days of the entry of an order of the Bankruptcy Court approving such Professional’s final fee application.

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D.           Priority Tax Claims

Priority Tax Claims are Unimpaired.  Each Holder of an Allowed Priority Tax Claim shall receive, at the option of the Debtor or the Reorganized Debtor, as the case may be, in full satisfaction, settlement, release, extinguishment and discharge of such Claim: (i) the amount of such unpaid Allowed Priority Tax Claim in Cash on or as soon as reasonably practicable after the later of the Effective Date or the date on which such Priority Tax Claim becomes Allowed; (ii) regular installment payments in Cash of a total value, as of the Effective Date, equal to the allowed amount of such Claim, over a period ending not later than five (5) years after the Petition Date; or (iii) such other treatment on such other terms and conditions as may be agreed upon in writing by the Holder of such Claim and the Debtor or the Reorganized Debtor, as the case may be, or as the Bankruptcy Court may order.  The Debtor or the Reorganized Debtor, as the case may be, shall have the right, in their sole discretion, to prepay at any time any Allowed Priority Tax Claim without premium or penalty of any sort or nature.

ARTICLE III

Classification and Treatment of Classified Claims and Interests

A.           Classification

The categories of Claims and Interests listed below classify Claims and Interests for all purposes.  A Claim or Interest shall be deemed classified in a particular Class only to the extent that the Claim or Interest conforms to the description of Claims in that Class and shall be deemed classified in a different Class to the extent that any remainder of such Claim or Interest conforms to the description of Claims or Interests in such different Class.

The classification of Claims and Interests pursuant to this Plan is as follows:

Class	Status
Class 1: Priority Non-Tax Claims	Unimpaired
Class 2: Other Secured Claims	Unimpaired
Class 3: Senior Lender Secured Claims	Impaired
Class 4: General Unsecured Claims	Impaired
Class 5: Preferred Stock Interests	Impaired
Class 6: Common Stock Interests	Impaired

B.           Treatment

1.           Unimpaired Classes of Claims and Interests

(a)           Class 1 Allowed Priority Non-Tax Claims: Unless the Holder of an Allowed Priority Non-Tax Claim and the Debtor agree to different treatment, each Holder of an Allowed Priority Non-Tax Claim shall be paid, in full satisfaction, settlement, release, and discharge of such Claim, in full in Cash (plus interest accruing after the Petition Date under applicable law, if any) by the Reorganized Debtor on the later of (i) the Effective Date, and (ii) ten (10) Business Days following the date such claim becomes an Allowed Priority Non-Tax Claim.  Class 1 Priority Non-Tax Claims are Unimpaired under the Plan and are deemed to have accepted the Plan.  Therefore, the Holders of Allowed Priority Non-Tax Claims are not entitled to vote to accept or reject the Plan.

(b)           Class 2 Other Secured Claims: Unless the Holder of an Allowed Other Secured Claim and the Debtor agree to different treatment, each Holder of an Allowed Other Secured Claim shall receive, in the sole discretion of the Debtor or the Reorganized Debtor, as the case may be, in full satisfaction, settlement, release, extinguishment and discharge of such Claim: (A) Cash equal to the amount of such Allowed Other Secured Claim (plus interest accruing after the Petition Date under applicable law, if any) on or as soon as practicable after the later of (i) the Effective Date and (ii) the date that such Other Secured Claim becomes Allowed; (B) treatment such that such Other Secured Claim is Reinstated; or (C) such other treatment on such other terms and conditions as may be agreed upon in writing by the Holder of such Claim and the Debtor or Reorganized Debtor, as the case may be, or as the Bankruptcy Court may order.  Class 2 Other Secured Claims are Unimpaired under the Plan and are deemed to have accepted the Plan.  Therefore, the Holders of Allowed Other Secured Claims are not entitled to vote to accept or reject the Plan.

2.           Impaired Classes of Claims and Interests

(a)           Class 3 Allowed Senior Lender Secured Claims: On the Effective Date, Holders of Class 3 Senior Lender Secured Claims shall receive 100% of the New Common Stock, subject to dilution as a result of the issuance of New Common Stock at the direction of the Holders of Class 3 Senior Lender Secured Claims, in full and final satisfaction of the Class 3 Allowed Senior Lender Secured Claims.  All Senior Lender Secured Claims shall be deemed Allowed Claims in the amount of any principal outstanding under the Senior Loan Documents, plus accrued interest and fees as of the Petition Date, and Holders of such Claims will not be required to take any action, including, without limitation, filing a proof of claim, in order for such Claims to be Allowed.  Class 3 Senior Lender Secured Claims are Impaired under the Plan and are entitled to vote to accept or reject the Plan.

(b)           Class 4 General Unsecured Claims.  To the extent that Class 4 General Unsecured Claims have not already been paid as of the Effective Date, Allowed Class 4 General Unsecured Claims will receive a Pro Rata share of the beneficial interests in the Plan Trust, entitling such Holders of Allowed Class 4 Claims to the first Pro Rata distributions of any Cash Distribution Trigger Payment and/or Transaction Trigger Payment to be made to the Plan Trust on account of the Plan Note, until such time as the Allowed Class 4 General Unsecured Claims are paid in full.  Class 4 General Unsecured Claims are Impaired under the Plan and are therefore entitled to vote to accept or reject the Plan.

(c)           Class 5 Preferred Stock Interests:  On the Effective Date, all Preferred Stock Interests shall be extinguished and the Holders of the Preferred Stock Interests shall receive a Pro Rata share of the beneficial interests in the Plan Trust, entitling such Holders of the Allowed Preferred Stock Interests to a Pro Rata portion of any Cash Distribution Trigger Payment and/or Transaction Trigger Payment to be made on account of the Plan Note after such time as the Class 4 Claims are paid in full from any Cash Distribution Trigger Payment and/or any Transaction Trigger Payment made on account of the Plan Note.  For purposes of distribution under this Plan and under the Plan Trust, the Allowed Preferred Stock Interests shall include, and be limited to, the holders of record on the Record Date, any transfers thereafter notwithstanding.  Class 5 Preferred Stock Interests are Impaired under the Plan.  For voting purposes, the Debtor will treat Class 5 Interests as not receiving anything on account of their Interests under the Plan and, pursuant to section 1126(g) of the Bankruptcy Code, shall be deemed to have rejected the Plan.  Accordingly, Holders of Interests in Class 5 shall not be entitled to vote to accept or reject the Plan.

(d)           Class 6 Common Stock Interests:  On the Effective Date, all Common Stock Interests shall be extinguished.  Pursuant to Section 1126(g) of the Bankruptcy Code, Class 6 Common Stock Interests shall be deemed to have rejected the Plan.

C.           Special Provision Governing Unimpaired Claims

Except as otherwise provided in the Plan, including as provided in Article X hereof, nothing under the Plan shall affect the rights of the Debtor or the Reorganized Debtor with respect to any Claims, including, but not limited to, all legal and equitable defenses to or setoffs or recoupments against Unimpaired Claims or any challenges concerning Unsecured Claims.

ARTICLE IV

Provisions Regarding Voting Under the Plan

Except as otherwise required by the Bankruptcy Code or the Bankruptcy Rules or as otherwise provided in this Article IV, the Holders of Claims in Classes 3, 4 and 5 shall be entitled to vote to accept or reject the Plan.  Classes of Unimpaired Claims under the Plan (Classes 1 and 2) shall not be entitled to vote to accept or reject the Plan, and shall be conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.  Holders of Interests in Class 6 shall be treated for voting purposes as though they are not receiving any distribution under the Plan and, accordingly, shall be deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code.  Administrative Claims (including Professional Claims and DIP Facility Claims) and Priority Tax Claims are Unimpaired and not classified under the Plan and hence are not entitled to vote to accept or reject the Plan.

All questions as to the validity, form, and eligibility (including time of receipt) of Ballots  will be resolved by the Debtor, whose determination will be final and binding, subject only to review by the Bankruptcy Court upon application with due notice to any affected parties in interest.  The Debtor reserves the right to reject any and all Ballots not in proper form.

ARTICLE V

Means for Implementation of the Plan

A.           Exit Facility

On or prior to the Effective Date, the Debtor shall enter into the Exit Facility.  The proceeds of the Exit Facility, plus Cash in the possession of the Reorganized Debtor as of the Effective Date, shall be the primary source of funds for distribution to Holders of Unimpaired Claims under the Plan, including the satisfaction of DIP Facility Claims.

B.           Corporate Restructuring and Issuance of New Common Stock

The entry of the Confirmation Order shall constitute authorization for the Debtor and the Reorganized Debtor to take or cause to be taken all corporate actions necessary or appropriate to consummate, effectuate and implement the provisions of the Plan prior to, on and after the Effective Date, and all such actions taken or caused to be taken shall be deemed to have been authorized and approved by the Bankruptcy Court, including, inter alia, the following:

a)	the cancellation of the Preferred Stock Interests and the Common Stock Interests;

b)	the issuance of the New Common Stock to the Holders of Class 3 Allowed Senior Lender Secured Claims; and

c)	the election of directors and officers for the Reorganized Debtor in accordance with Section E.2. of this Article V.

All such actions shall be deemed to have occurred and shall be in effect pursuant to applicable non-bankruptcy law and the Bankruptcy Code, without any requirement of further action by the partners, stockholders, members or directors of the Debtor or the Reorganized Debtor.  As of the Effective Date, the appropriate officers and directors of the Debtor and the Reorganized Debtor are authorized and directed to execute and deliver the agreements, documents and instruments contemplated by the Plan in the name and on behalf of the Debtor and the Reorganized Debtor.

C.           Revesting of Assets

On the Effective Date, subject to the distribution of the New Common Stock to the Holders of Allowed Class 3 Senior Lender Secured Claims, all property of the Estate, and any property acquired by the Debtor during the Chapter 11 Case or the Reorganized Debtor under the Plan, shall revest in the Reorganized Debtor pursuant to the terms and conditions of this Plan, including, without limitation, all executory contracts and leases assumed by the Debtor pursuant to this Plan or other Court order, free and clear of all Claims, liens, charges, or other encumbrances and Interests except as provided in the Plan and the Confirmation Order.  From and after the Effective Date, the Reorganized Debtor may operate its business and may use, acquire and dispose of property, free of restrictions imposed under the Bankruptcy Code.

D.           Cancellation of Instruments and Securities

On the Effective Date, except to the extent provided otherwise in the Plan, the Preferred Stock Interests and the Common Stock Interests and Senior Loan Documents shall be canceled, retired, and deemed terminated, and shall cease to exist, as permitted by section 1123(a)(5)(F) of the Bankruptcy Code.

E.           Corporate Governance, Directors and Officers, and Corporate Action

1.           Certificate of Incorporation and Bylaws

On the Effective Date, the certificate of incorporation and bylaws of the Reorganized Debtor shall be amended and restated in the form of the Restated Certificate of Incorporation and the Restated Bylaws.  The Restated Certificate of Incorporation of the Reorganized Debtor will prohibit the issuance of nonvoting equity securities to the extent required by section 1123(a)(6) of the Bankruptcy Code without any further actions by the stockholders or directors of the Debtor or the Reorganized Debtor.  After the Effective Date, the Reorganized Debtor may amend and restate their Restated Certificate of Incorporation as provided therein or by applicable law.

2.           Directors and Officers

Subject to approval required pursuant to section 1129(a)(5) of the Bankruptcy Code, on the Effective Date, the officers of the Debtor serving immediately prior to the Effective Date shall be the initial officers of the Reorganized Debtor.  Pursuant to section 1129(a)(5), the Debtor will disclose, on or prior to the Confirmation Date, the identity and affiliations of any other Person proposed to serve on the initial board of directors of the Reorganized Debtor or as an initial officer of any or all of the Reorganized Debtor, and, to the extent such Person is an Insider, the nature of any compensation for such Person.  The classification and composition of the board of directors and board of managers, as applicable, shall be consistent with the Restated Certificate of Incorporation.  Each such director or manager and officer shall serve from and after the Effective Date pursuant to the terms of the Restated Certificate of Incorporation and Restated Bylaws of the Reorganized Debtor and the applicable corporation or limited liability company law, as applicable, of the state in which the Reorganized Debtor is organized.

3.           Corporate Action

On the Effective Date, and as provided in the Plan and pursuant to 8 De. Code § 303, the adoption of the Restated Certificate of Incorporation and the Restated Bylaws, the selection of directors, managers, and officers for the Reorganized Debtor, and all actions of the Debtor and the Reorganized Debtor contemplated by the Plan shall be deemed, without further action of any kind or nature, to be authorized and approved in all respects (subject to the provisions of the Plan and Confirmation Order).  All matters provided for in the Plan involving the corporate structure of the Debtor and the Reorganized Debtor and any corporate action required by the Debtor and the Reorganized Debtor in connection with the Plan, shall be deemed to have timely occurred in accordance with applicable state law and shall be in effect, without any requirement of further action by the security holders or directors or managers of the Debtor and the Reorganized Debtor.  Notwithstanding the foregoing, on the Effective Date the appropriate officers and members of the board of directors or managers of the Reorganized Debtor is and shall be authorized and directed to take or cause to be taken all such actions as may be necessary or appropriate to issue, execute and deliver the agreements, documents, certificates, securities and instruments contemplated by the Plan in the name of and on behalf of the Reorganized Debtor.

F.           Establishment of the Plan Trust

On or prior to the Effective Date, the Reorganized Debtor shall establish the Plan Trust and contribute to it the Plan Note, to be held by the Plan Trust for the benefit of Holders of Class 4 Claims and Class 5 Interests.  The Plan Trust Agreement and the Plan Note are attached hereto as Exhibits B and C, respectively, and incorporated herein by reference.  Holders of Class 4 Claims shall share first from any Cash Distribution Trigger Payment and/or Transaction Trigger Payment to be made on account of the Plan Note until such time as Class 4 Claims are paid in full.  Upon payment in full of Allowed Class 4 Claims, Holders of Class 5 Interests shall share in any subsequent Pro Rata Cash Distribution Trigger Payment and/or Transaction Trigger Payment to be made on account of the Plan Note.

G.           Transactions on Business Days

If the date on which a transaction scheduled to occur under this Plan is not a Business Day, then such transaction shall instead occur on the next succeeding Business Day.

H.           Close of Debtor’s Stock Transfer Ledgers on the Record Date

On the Record Date, the stock transfer ledgers of the Debtor shall be closed, and there shall be no further changes made or processed in the holders of record of Preferred Stock Interests or Common Stock Interests.  The Debtor’s stock transfer agent or agents shall not accept or process any requests or instructions for transfers of the Preferred Stock Interests or the Common Stock Interests after the Record Date.  The Plan Trustee shall not be required to recognize any transfer of the Preferred Stock Interests or the Common Stock Interests after the Record Date, but shall instead be entitled to recognize and deal for all purposes with only those holders of record stated on the applicable transfer ledgers as of the Record Date.

ARTICLE VI

Treatment of Executory Contracts and Unexpired Leases

A.           Assumption of Executory Contracts and Unexpired Leases

1.           Assumption and Rejection

On and after the Effective Date, all executory contracts and unexpired leases to which the Debtor is a party shall be assumed by the Debtor in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code, except for those executory contracts and unexpired leases that (1) previously have been assumed or rejected by order of the Bankruptcy Court, (2) are the subject of a motion to reject which is pending as of the Confirmation Hearing, (3) are identified as being rejected on the Schedule of Rejected Contracts, to be filed no later than ten (10) days prior to the Confirmation Date; or (4) are otherwise rejected pursuant to the terms of the Plan in accordance with the provisions and requirements of section 365 and 1123 of the Bankruptcy Code.  The executory contracts and unexpired leases listed on the Schedule of Rejected Contracts shall be rejected by the Reorganized Debtor as of the Effective Date in accordance with the terms of this Article VI.  Notwithstanding the foregoing, the Debtor reserves the right to amend the Schedule of Rejected Contracts prior to the Confirmation Date to (1) delete any executory contract or any unexpired lease therefrom, in which event such executory contract(s) or unexpired lease(s) shall be deemed to be assumed by the Debtor, or (2) add any executory contract or unexpired lease thereto, in which event such executory contract(s) or unexpired lease(s) shall be rejected upon the Confirmation of the Plan.  The Debtor shall provide notice of any amendments to the Schedule of Rejected Contracts to the parties to the executory contracts or unexpired leases affected by such amendments.  The listing of a document on the Schedule of Rejected Contracts shall not constitute an admission by the Debtor that such document is an executory contract or an unexpired lease or that the Debtor has any liability thereunder.

2.           Approval of Assumption or Rejection

Entry of the Confirmation Order shall, subject to and upon the occurrence of the Effective Date, constitute (i) the approval, pursuant to sections 365(a) and 1123(b)(2) of the Bankruptcy Code, of the assumption of the executory contracts and unexpired leases assumed pursuant to Article VI.A.1 hereof, as such contracts may have been amended during the Chapter 11 Case, (ii) the extension of time, pursuant to section 365(d)(4) of the Bankruptcy Code, within which the Debtor may assume, assume and assign or reject the unexpired leases through the date of entry of an order approving the assumption and assignment or rejection of such unexpired leases and (iii) the approval, pursuant to sections 365(a) and 1123(b)(2) of the Bankruptcy Code, of the rejection of the executory contracts and unexpired leases rejected pursuant to Article VI.A.1 hereof.  The approval of the assumption or rejection of the executory contracts and unexpired leases pursuant to the Plan shall in no way affect any guarantees of such executory contracts and unexpired leases provided by any party which is not a Debtor in this Chapter 11 Case.

3.           Schedule of Rejected Contracts; Inclusive

Each executory contract and unexpired lease listed or to be listed on the Schedule of Rejected Contracts that relates to the use or occupancy of non-residential real property shall, unless specifically provided on such schedule, include (i) modifications, amendments, supplements, restatements, or other agreements made directly or indirectly by any agreement, instrument, or other document that in any manner affects such executory contract or unexpired lease, without regard to whether such agreement, instrument, or other document is listed on the Schedule of Rejected Contracts and (ii) executory contracts or unexpired leases appurtenant to the premises leased pursuant to any unexpired lease listed on the Schedule of Rejected Contracts, including, without limitation, all easements, licenses, permits, rights, privileges, immunities, options, rights of refusal, powers, uses, usufructs, reciprocal easement agreements, vault, tunnel or bridge agreements or franchises, and any other interests in real estate or rights inrem relating to such premises to the extent any of the foregoing are executory contracts or unexpired leases, unless any of the foregoing agreements previously has been assumed or assumed and assigned by the Debtor.

4.           Insurance Policies

All of the Debtor's insurance policies and any agreements, documents or instruments relating thereto, are treated as executory contracts under the Plan.  Nothing contained in this Article VI.A.4 shall constitute or be deemed a waiver of any cause of action against any entity, including, without limitation, the insurer under any of the Debtor's policies of insurance.

5.           Retiree Benefits

Payments, if any, due to any Person for the purpose of providing or reimbursing payments for retired employees and their spouses and dependents for medical, surgical, or hospital care benefits, or benefits in the event of sickness, accident, disability, or death under any plan, fund, or program (through the purchase of insurance otherwise) maintained or established in whole or in part by the Debtor prior to the Petition Date shall be continued for the duration of the period the Debtor has obligated itself to provide such benefits.

B.           Claims Based on Rejection of Executory Contracts or Unexpired Leases

All proofs of claim with respect to Claims arising from the rejection of executory contracts or unexpired leases, if any, must be Filed with the Bankruptcy Court by (i) the earlier of (a) the Bar Date or (b) such other date as is set by the Bankruptcy Court in the order rejecting the executory contract or unexpired lease; or (ii) if an order rejecting an executory contract or unexpired lease is entered by the Bankruptcy Court after the Bar Date, not later than the thirtieth (30th) day after the date of entry of such order (including the Confirmation Order) approving such rejection.  Holders of such Claims who fail to File proofs of claim within such deadline(s) shall be forever barred from asserting such Claims against the Debtor and Reorganized Debtor, including the Estate or properties of the Debtor and Reorganized Debtor unless otherwise ordered by the Bankruptcy Court or provided for in this Plan.  Claims arising from the rejection of executory contracts or unexpired leases that become Allowed Claims shall be classified and treated as Class 4 General Unsecured Claims.

C.           Cure of Defaults for Assumed Executory Contracts and Unexpired Leases

At least twenty (20) days prior to the Confirmation Date, the Debtor shall file and serve on all parties to executory contracts and unexpired leases that the Debtor and/or Reorganized Debtor intend to assume or assume and assign as of the Effective Date, a schedule setting forth the amount of cure and compensation payments to be provided by the Reorganized Debtor in accordance with section 365(b)(1) of the Code.  Objections to any such proposed cure payment or the Reorganized Debtor's ability to provide adequate assurance of future performance must be filed and served at least ten (10) days prior to the Confirmation Hearing, and will be determined, if necessary, at the Confirmation Hearing.  A party to an assumed executory contract or unexpired lease that does not timely file an objection to (1) the cure amount or (2) adequate assurance of future performance, is deemed to have waived its right to dispute such amount or assurance.  All unpaid cure payments under any executory contracts or unexpired leases that are assumed under the Plan will be made by the Reorganized Debtor as soon as practicable after the Effective Date, but not later than thirty days after the Effective Date.  Notwithstanding the foregoing, in the event of a timely objection to: (1) the existence of any default or the amount of any cure payments, (2) the ability of the Reorganized Debtor or any assignee to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the executory contract or unexpired lease to be assumed or (3) any other matter pertaining to assumption of such contracts or leases, any cure payments required by section 365(b)(l) of the Bankruptcy Code, the disputed shall be resolved by entry of a Final Order by the Bankruptcy Court.

ARTICLE VII

Provisions Governing Distributions

A.           Timing of Distribution; Disputed Claims

Except as otherwise provided herein or by order of the Bankruptcy Court, distributions to be made on the Effective Date on account of Claims that are Allowed as of the Effective Date and are entitled to receive distributions under the Plan shall be made by the Reorganized Debtor on the Effective Date or as promptly thereafter as practicable.  For purposes of calculating a Pro Rata share, the amount of the total Allowed Claims in each Class shall be calculated as if all unresolved Disputed Claims in each Class were Allowed in the full amount thereof.

B.           Methods of Distribution

1.            Distributions of Cash to Holders of Allowed Claims

On the Effective Date, the Reorganized Debtor shall make the distributions to be made on the Effective Date to the Holders of Allowed Claims in Classes 1 and 2, Allowed Administrative Expense Claims, Professional Claims and other Allowed Claims entitled to receive Cash in accordance with Articles II and III of the Plan.  Payments and other distributions to be made pursuant to the Plan, including the payoff of the DIP Facility Claims, will be available from the proceeds of the Exit Facility and other Cash held by the Reorganized Debtor as of the Effective Date.  If any dispute arises as to the identity of a Holder of an Allowed Claim who is to receive any distribution, the Reorganized Debtor shall, in lieu of making such distribution to such Holder, delay such distribution until the disposition thereof shall be determined by Final Order of the Bankruptcy Court or by written agreement among the interested parties to such dispute.

2.           Distributions of New Common Stock

On the Effective Date, the Reorganized Debtor shall issue to the Holders of Class 3 Senior Lender Secured Claims 100% of the New Common Stock, subject to dilution as a result of the issuance of New Common Stock at the direction of the Holders of Class 3 Senior Lender Secured Claims, which shall constitute all of the issued and outstanding New Common Stock as of the Effective Date.

3.           Fractional Dollars, Fractional Shares and De Minimis Distributions.

Notwithstanding anything contained herein to the contrary, payments of fractions of dollars or allocations of fractions of shares shall not be made.  Whenever any payment of a fraction of a dollar under this Plan would otherwise be called for, the actual payment made will reflect a rounding of such fraction to the nearest whole dollar (up or down), with half dollars being rounded down.  Whenever any allocation of a fraction of a share under this Plan would otherwise be called for, the actual allocation made will reflect a rounding of such fraction to the nearest whole share (up or down), with half shares being rounded down.  The Debtor and the Reorganized Debtor shall not be required to make any distributions in an amount less than twenty dollars ($20).

C.           Undeliverable and Unclaimed Distributions

1.           Delivery of Distributions

All property under the Plan to be distributed by mail shall be sent to the latest mailing address Filed with the Bankruptcy Court pursuant to Bankruptcy Rule 2002 for the party entitled thereto, or, if no such mailing address has been so Filed, the mailing address reflected in any of the Debtor's books and records.

2.           Undeliverable Distributions

If any distribution to the Holder of an Allowed Claim is returned as undeliverable, no further distributions shall be made to such Holder unless and until the Reorganized Debtor is notified in writing of such Holder’s then-current address.  Undeliverable distributions made by the Reorganized Debtor shall be retained by the Reorganized Debtor and shall remain in the possession of the Reorganized Debtor pursuant to this Article VII.C. until such time as a distribution becomes deliverable or otherwise released in accordance with Article VII.C.3 below.  The Reorganized Debtor shall have no obligation to attempt to locate any Holder with regard to whom a distribution has been returned as undeliverable, forwarding time expired or similar indication.  Undeliverable distributions shall not be entitled to any interest, dividends or other accruals of any kind.

3.           Failure to Claim Undeliverable Distributions

The Reorganized Debtor shall File with the Bankruptcy Court, on each six-month anniversary following the Effective Date and prior to the time the Chapter 11 Case is closed, a listing of the Holders of unclaimed distributions.  This list shall be maintained until the entry of an order and/or Final Decree concluding the Chapter 11 Case.  Any Holder of an Allowed Claim that does not assert a Claim pursuant to the Plan for an undeliverable distribution within one year after the date of the initial attempt by the Reorganized Debtor to make such distributions, shall have its Claim for such undeliverable distribution discharged and shall be forever barred from asserting any such Claim against the Reorganized Debtor or its property and shall not be entitled to any unpaid or future distribution.  In such cases any Cash or other property held for distribution on account of such Claims shall be property of the Reorganized Debtor and available for distribution to the Holders of Allowed Claims in accordance with the terms of this Plan.  Nothing contained in the Plan or Confirmation Order shall require the Reorganized Debtor to attempt to locate any Holder of an Allowed Claim.

D.           Time Bar to Cash Payments

Checks issued by the Reorganized Debtor or the Plan Trustee on account of Allowed Claims shall be null and void if not negotiated within ninety (90) days from and after the date of issuance thereof.  Requests for reissuance of any check shall be made directly to the Reorganized Debtor by the Holder of the Allowed Claim with respect to which such check originally was issued.  Any claim in respect of such a voided check shall be made on or before the later of (i) the first anniversary of the Effective Date or (ii) ninety (90) days after the date of issuance of such check, if such check represents a final payment hereunder on account of such Claim.  After such date, all claims in respect of voided checks shall be discharged and forever barred and the right to all moneys from the voided checks shall revert to the Reorganized Debtor.

E.           Compliance with Tax Requirements

In connection with the Plan, to the extent applicable, the Reorganized Debtor and the Plan Trustee shall comply with all tax withholding and reporting requirements imposed on it by any governmental unit, and all distributions pursuant to the Plan shall be subject to such withholding and reporting requirements.  Notwithstanding any other provision of this Plan, each Person or Entity that has received any distribution pursuant to the Plan shall have sole and exclusive responsibility for the satisfaction and payment of any tax obligation imposed by any governmental unit, including income, withholding and other tax obligations, on account of such distribution.

F.           Setoffs; Claims Defenses

The Reorganized Debtor may, pursuant to section 558 of the Bankruptcy Code or applicable non-bankruptcy law, set off or recoup against any Allowed Claim for which the Reorganized Debtor is liable and the distributions to be made pursuant to the Plan on account of such Claim (before any distribution is made on account of such Claim), (i) the postpetition claims, rights, causes of action and defenses of any nature, (ii) setoff claims or recoupment against any Governmental Authority related to Priority Tax Claims, and (iii) prepetition claims, rights and causes of action, that the Reorganized Debtor may hold against the Holder of such Allowed Claim, that may be offset against such Allowed Claims; provided that neither the failure to effect such a setoff or recoupment nor the allowance of any Claim hereunder shall constitute a waiver or release by the Reorganized Debtor of any such claims, rights, causes of action, or defenses that the Reorganized Debtor may possess against such Holder.

G.           Interest On Claims

Unless otherwise specifically provided for in this Plan, the Confirmation Order, or any contract, instrument, release, settlement agreement, consent decree or other agreement or document entered into in connection with this Plan, or required by applicable bankruptcy law (including, for purposes of rendering a Class of Claims Unimpaired), post-petition interest shall not accrue or be paid on Claims, and no Holder of a Claim shall be entitled to interest accruing on or after the Petition Date on any Claim.  Without limiting the generality of the foregoing, interest shall not accrue or be paid upon any Disputed Claim in respect of the period from the Petition Date to the date a final distribution is made thereon if and after such Disputed Claim becomes an Allowed Claim.

ARTICLE VIII

Procedures For Resolving Disputed Claims

A.           Prosecution of Objections to Claims and Interests

From and after the Effective Date, the Reorganized Debtor shall have the exclusive authority to object to, settle, compromise, withdraw, assign or litigate to judgment any and all Claims and objections to such Claims.  All objections to Claims, including Administrative Expense Claims and Professional Fee Claims, must be filed by the Objection Deadline.  The Reorganized Debtor shall, from and after the Effective Date, have the exclusive authority to object to, settle or compromise any and all Claims.  Nothing herein shall limit the right, as applicable, of the United States Trustee to object to Administrative Expense Claims, including Claims for Professional Fees.

B.           Estimation of Claims

The Debtor or the Reorganized Debtor may, at any time, request that the Bankruptcy Court estimate any contingent or unliquidated Claim pursuant to section 502(c) of the Bankruptcy Code regardless of whether the Debtor or the Reorganized Debtor has previously objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court shall retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including during the pendency of any appeal relating to any such objection.  In the event that the Bankruptcy Court estimates any contingent or unliquidated Claim, that estimated amount shall constitute either the Allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court, and the Reorganized Debtor or the Plan Trustee, as applicable, shall maintain appropriate reserves in the full amount of such estimated claims.  If the estimated amount constitutes a maximum limitation on such Claim, the Debtor, or the Reorganized Debtor may elect to pursue any supplemental proceedings to object to any ultimate payment on such Claim.  All of the aforementioned Claims objection, estimation and resolution procedures are cumulative and not necessarily exclusive of one another.  Claims may be estimated and subsequently compromised, settled, withdrawn or resolved by any mechanisms approved by the Bankruptcy Court.

C.           Payments and Distributions on Disputed Claims

Notwithstanding any provision in the Plan or Confirmation Order to the contrary, except as otherwise agreed to by the Reorganized Debtor, in its sole discretion, or as otherwise ordered by the Bankruptcy Court, no partial payments and no partial distributions shall be made with respect to a Disputed Claim until the resolution of such disputes by settlement or Final Order.  After a Disputed Claim becomes an Allowed Claim, the Holder of such Allowed Claim shall receive all payments and distributions to which such Holder is then entitled in accordance with the Plan.  Notwithstanding the foregoing, any Person who holds both an Allowed Claim(s) and a Disputed Claim(s) shall receive the appropriate payment or distribution on the Allowed Claim(s), although, except as otherwise agreed by the Reorganized Debtor in its sole discretion, no payment or distribution shall be made on the Disputed Claim(s) until such dispute is resolved by settlement or Final Order.

ARTICLE IX

Conditions Precedent to Confirmation and Consummation of the Plan

A.           Condition to Confirmation

The Plan shall not be confirmed by the Bankruptcy Court unless all exhibits and schedules to the Plan, including those contained in the Plan Supplement, and the proposed Confirmation Order shall be in form and substance acceptable to the Debtor, the Reorganized Debtor and the DIP Lenders.

B.           Conditions to Effective Date

The Effective Date will not occur, and the Plan will not be consummated, unless and until each of the following conditions has been satisfied:

1.           No stay pending appeal of the Confirmation Order has been entered, or if entered, shall remain in effect, and the Confirmation Order shall have become a Final Order.

2.           All conditions to the obligations of the Debtor to consummate the transactions contemplated by the Plan, including the Exit Facility, have been satisfied or waived, and all such transactions shall have been consummated.

3.           All authorizations, consents and regulatory approvals required, if any, in connection with the consummation of this Plan shall have been obtained and not revoked.

4.           The Reorganized Debtor shall have executed and delivered all documents necessary to effectuate the issuance of the New Common Stock.

5.           The Plan Trust shall have been established and the Plan Trustee shall have received the Plan Note.

6.           All actions, documents and agreements necessary to implement the Plan shall have been effected or executed to the reasonable satisfaction of the Debtor and the DIP Lenders.

C.           Waiver of Conditions

The Debtor, with the consent of the DIP Lenders, may waive, to the extent permitted by law, any of the conditions set forth in this Article IX without leave or order of the Bankruptcy Court and without any formal action.

D.           Failure of Conditions to Effective Date

If each of the conditions to effectiveness and occurrence of the Effective Date has not been satisfied or waived by the Debtor on or before the first business day that is more than ninety (90) days after the Confirmation Date, or such later date as is proposed by the Debtor and approved, after notice and a hearing, by the Bankruptcy Court, the Confirmation Order shall be vacated and this Plan shall be null and void in all respects.

ARTICLE X

Release, Injunction and Related Provisions

A.           Discharge

To the fullest extent permitted by applicable law (including, without limitation, section 105 of the Bankruptcy Code), and except as otherwise provided in the Plan or in the Confirmation Order: (A) all consideration distributed under the Plan shall be in exchange for, and in complete satisfaction, settlement, discharge and release of, all Claims of any nature whatsoever (including any Claims that are contingent or unliquidated as of the Effective Date) against the Debtor or any of its assets or properties and, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims, upon the Effective Date, the Debtor shall (i) be deemed discharged and released under section 1141(d)(1)(A) of the Bankruptcy Code from any and all Claims, including, but not limited to, demands and liabilities that arose before the Effective Date, debts (as such term is defined in section 101(12) of the Bankruptcy Code), Liens, security interests, and encumbrances of and against all Property of the Estate, the Debtor and their Affiliates, that arose before the Effective Date, including without limitation, all debts of the kind specified in sections 502(g), 502(h) or 502(i) of the Bankruptcy Code, whether or not (a) such Claim has been Allowed pursuant to section 502 of the Bankruptcy Code, or (b) the Holder of such Claim has voted to accept the Plan and (ii) terminate all Preferred Stock Interests and Common Stock Interests; and (B) as of the Effective Date, (x) all entities, including, without limitation, all Holders of Claims or Interests, shall be barred and enjoined from asserting against the Debtor or the Reorganized Debtor, their successors or their property any other or further Claims, debts, rights, Causes of Action, liabilities or Interests relating to the Debtor based upon any act, omission, transaction or other activity of any nature that occurred prior to the Effective Date.  In accordance with the foregoing, except as provided in the Plan or the Confirmation Order, the Confirmation Order shall be a judicial determination of discharge of all such Claims and other debts and liabilities against the Debtor and termination of all Preferred Stock Interests and Common Stock Interests, pursuant to sections 524 and 1141 of the Bankruptcy Code, and such discharge and termination shall void any judgment obtained against the Debtor or the Reorganized Debtor at any time, to the extent that such judgment relates to a discharged Claim or terminated Interest.

B.           Exculpation

The Debtor, the Reorganized Debtor and their respective officers, directors, employees, Professionals, the D&O Releasees, the Senior Lenders, the DIP Lenders, and the Plan Trustee, and their respective officers, directors, employees, agents or advisors, shall neither have nor incur any liability to any Person for any act taken or omitted to be taken in connection with or related to the formulation, preparation, dissemination, implementation, administration, Confirmation or Consummation of the Plan, the Disclosure Statement or any contract, instrument, release or other agreement or document created or entered into in connection with the Plan, or any other act taken or omitted to be taken in connection with the Debtor's Chapter 11 Case; provided that the foregoing provisions of this Article X.B shall have no effect on the liability of any Person that results from any act or omission that is determined in a Final Order to have constituted fraud, gross negligence or willful misconduct.

C.           Releases

1.	Releases by Debtor

Effective as of the Confirmation Date, but subject to the occurrence of the Effective Date, and except as otherwise provided in the Plan or the Confirmation Order, for good and valuable consideration, the adequacy of which is hereby confirmed, the Debtor and the Reorganized Debtor, in their individual capacities and as debtor in possession, will be deemed to have forever released, waived and discharged (i) the D&O Releasees, (ii) the DIP Lenders and the Senior Lenders (and their respective officers, directors, employees, agents or advisors), (iii) the directors, officers and employees of the Debtor who continue in such positions as of the Effective Date, (iv) the Plan Trustee, and (v) the former directors, officers and employees of the Debtor which have served at any time during the pendency of the Chapter 11 Case, from any and all claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action and liabilities (other than the rights of the Debtor or Reorganized Debtor to enforce the Plan and the contracts, instruments, releases, indentures and other agreements or documents delivered thereunder), whether for tort, fraud, contract, violations of federal or state securities laws, or otherwise, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise that are based in whole or part on any act, omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtor, the Reorganized Debtor, the Chapter 11 Case, or the Plan; provided, however, that no person identified in subclauses (i)-(iii) above shall be released or discharged from any Claims, obligations, suits, judgments, debts or Causes of Action arising out of or in connection with indebtedness for money borrowed by any such person from the Debtor; and provided further, however, that the persons identified in subclauses (i), (iii) and (v) above shall be released under this Section X.C.1. only for claims, obligations, suits, judgments, damages, rights, Causes of Action and liabilities with respect to which such persons would be entitled to indemnification from the Debtor or the Reorganized Debtor under contract or law.

2.	Releases by Holders of Claims and Interests

Effective as of the Confirmation Date, but subject to the occurrence of the Effective Date, and except as otherwise provided in the Plan or the Confirmation Order, to the fullest extent permitted under applicable law, in consideration for the obligations of the Persons set forth below under the Plan and, if applicable, the Cash, securities, contracts, releases and other agreements or documents to be delivered in connection with the Plan, each Holder (as well as any trustee or agent on behalf of each such Holder) of a Claim and any Affiliate of any such Holder shall be deemed to have forever waived, released and discharged (i) the Debtor, (ii) the Reorganized Debtor, (iii) the D&O Releasees, (iv) the DIP Lenders, (v) the Senior Lenders, (vi) the Plan Trustee, (vii) the directors, officers and employees of the Debtor who continue in such positions as of the Effective Date, and (viii) the former directors, officers and employees of the Debtor which have served at any time during the pendency of the Chapter 11 Case, from any and all claims, obligations, suits, judgments, damages, rights, Causes of Action and liabilities, whether for tort, fraud, contract, violations of federal or state securities laws, or otherwise, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise that are based in whole or part on any act, omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtor, the Reorganized Debtor, the Chapter 11 Case, or the Plan, and/or which may have directly or indirectly impacted or harmed in any way the value of any Claim against any of the Debtor or their Affiliates; provided, however, that the persons identified in subclauses (i), (vii) and (viii) above shall be released under this Section X.C.2. only for claims, obligations, suits, judgments, damages, rights Causes of Action and liabilities with respect to which such persons would be entitled to indemnification from the Debtor or the Reorganized Debtor under contract or law; and provided further, however, that those Holders of Claims who timely vote to reject the Plan shall not be deemed to have granted a release to any person identified in subclauses (iii)-(viii) above pursuant to this Section X.C.2.

D.           Injunction

Except as may otherwise be expressly provided in the Plan or Confirmation Order, from and after the Effective Date, all Persons who have held, hold or may hold Claims against or Interests in the Debtor is permanently enjoined from: (i) commencing, conducting or continuing in any manner, directly or indirectly, any suit, action, cause of action or other proceeding of any kind (including, without limitation, in any judicial, arbitration, administrative or other forum) against or affecting the Debtor, Reorganized Debtor, the Estate, the D&O Releasees, the Senior Lenders, the DIP Lenders, the Plan Trustee or any other releasee hereunder on account of or respecting any Claim, Interest, obligation, debt, right, cause of action, remedy or liability discharged, released or to be released pursuant to this Article X; (ii) enforcing, levying, attaching (including, without limitation, any pre-judgment attachment), collecting or otherwise recovering by any manner or means, whether directly or indirectly, any judgment, award, decree or order in respect of any Claim against the Debtor, Reorganized Debtor, the Estate, the D&O Releasees, the Senior Lenders, the DIP Lenders, the Plan Trustee, or any other releasee hereunder on account of or respecting any Claim, obligation, debt, right, cause of action, remedy or liability discharged, released or to be released pursuant to this Article X; (iii) creating, perfecting or otherwise enforcing in any manner, directly or indirectly, any lien or encumbrance of any kind in respect of any Claim against the Debtor, Reorganized Debtor, the Estate, the D&O Releasees, the Senior Lenders, the DIP Lenders, the Plan Trustee, or any other releasee hereunder on account of or respecting any Claim, obligation, debt, right, cause of action, remedy, or liability discharged, released or to be released pursuant to this Article X; (iv) asserting, directly or indirectly, any setoff or right of subrogation of any kind in respect of any prepetition Claim against any debt, liability or obligation due to the Debtor, Reorganized Debtor, the Estate, the D&O Releasees, the Senior Lenders, the DIP Lenders, the Plan Trustee, or any other releasee hereunder on account of or respecting any Claim other than a prepetition Claim, obligation, debt, right, cause of action, remedy or liability discharged, released or to be released pursuant to this Article X; or (v) commencing or continuing any action or proceeding in any manner or in any place whatsoever that does not conform to or comply with the provisions of this Plan.

E.           Term of Injunctions and Stays

Unless otherwise provided in the Confirmation Order or herein, all injunctions or stays provided for in the Chapter 11 Case pursuant to sections 105 or 362 of the Bankruptcy Code or otherwise and in effect on the Confirmation Date shall remain in full force and effect until the Effective Date.

F.           Preservation of Rights of Action (Excluding Avoidance Actions)

Except as otherwise provided in the Plan, Confirmation Order or in any contract, instrument, release, indenture or other agreement entered into in connection with the Plan, in accordance with section 1123(b) of the Bankruptcy Code, the Reorganized Debtor shall have the exclusive right to prosecute and enforce any rights to payment of claims or other rights that the Debtor or the Estate may hold against any Person (excluding Avoidance Actions).  The Reorganized Debtor shall have the exclusive right to assert any Claims or Defenses that the Debtor, the Reorganized Debtor or the Estate may hold against any Person asserting any Claims and/or Interests against the Debtor, the Reorganized Debtor or the Estate.  Any and all claims, counterclaims, offsets, causes of action, debts, obligations, liabilities, demands, losses, and costs (including attorneys’ fees and expenses) of any kind, character or nature whatsoever, including any credits, amounts due, refunds, retroactive adjustments or refunds, termination fees, and claims for backbilling, that the Debtor has, or could have, shall be preserved for the benefit of the Reorganized Debtor.

On behalf of the Estate, the Debtor and the Reorganized Debtor waive all Avoidance Actions, which shall not be pursued.

G.           Waiver of Subordination Rights

Any distributions under the Plan shall be received and retained free of and from any obligations to hold or transfer the same to any other Claimant, and shall not be subject to levy, garnishment, attachment or other legal process by any Holder by reason of claimed contractual subordination rights and the Confirmation Order shall constitute an injunction enjoining any Person from enforcing or attempting to enforce any contractual, legal or equitable subordination rights to Property distributed under the Plan, in each case other than as provided in the Plan.

H.           No Successor Liability

Except as otherwise expressly provided in the Plan, the Debtor, and the Reorganized Debtor do not, pursuant to the Plan or otherwise, assume, agree to perform, pay, or indemnify Claimants or otherwise have any responsibilities for any liabilities or obligations of the Debtor relating to or arising out of the prepetition operations of or assets of the Debtor.  The Reorganized Debtor is not, or shall not be, successor to the Debtor by reason of any theory of law or equity, and shall not have any successor or transferee liability of any kind or character, except that the Reorganized Debtor shall assume the obligations specified in the Plan and the Confirmation Order.

ARTICLE XI

Retention of Jurisdiction

A.           Jurisdiction

Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court shall retain jurisdiction over all matters arising under, or arising in or relating to this Chapter 11 Case or this Plan to the fullest extent legally permissible by 28 U.S.C. § 1334 to hear, and by 28 U.S.C. § 157 to determine, all proceedings in respect thereof, including, without limitation, jurisdiction to:

1.           Allow, disallow, determine, liquidate, classify, estimate or establish the priority or secured or unsecured status of any Claim or Interest, including the resolution of any request for payment of any Administrative Expense Claim, Professional Fee Claim or Priority Tax Claim and the resolution of any and all objections to the allowance or priority of Claims or Interests;

2.           Grant or deny any application for allowance of compensation or reimbursement of expenses authorized pursuant to the Bankruptcy Code or the Plan;

3.           Resolve any matters related to the assumption or rejection of any executory contract or unexpired lease to which the Debtor is a party or with respect to which the Debtor may be liable and to hear, determine and, if necessary, liquidate, any Claims arising therefrom;

4.           Ensure that distributions to Holders of Allowed Claims are accomplished pursuant to the provisions of the Plan, including ruling on any motion Filed pursuant to Article VII or Article VIII hereof;

5.           Decide or resolve any motions, adversary proceedings, contested or litigated matters and any other matters and grant or deny any applications involving the Debtor that may be pending on the Effective Date;

6.           Enter such orders as may be necessary or appropriate to implement or consummate the provisions of the Plan and all contracts, instruments, releases, indentures and other agreements or documents created in connection with the Plan, the Disclosure Statement or the Confirmation Order;

7.           Resolve any cases, controversies, suits or disputes that may arise in connection with the Consummation, interpretation or enforcement of the Plan or any Person’s obligations incurred in connection with the Plan;

8.           Permit the Debtor or the Reorganized Debtor to modify the Plan before or after the Effective Date pursuant to section 1127 of the Bankruptcy Code, the Confirmation Order or any contract, instrument, release or other agreement or document created in connection with the Plan, the Disclosure Statement or the Confirmation Order or remedy any defect or omission or reconcile any inconsistency in any Bankruptcy Court order, the Plan, the Disclosure Statement or the Confirmation Order or any contract, instrument, release, indenture or other agreement or document created in connection with the Plan, the Disclosure Statement or the Confirmation Order, in such manner as may be necessary or appropriate to consummate the Plan, to the extent authorized by the Bankruptcy Code;

9.           Issue injunctions, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any Person with Consummation, implementation or enforcement of the Plan or the Confirmation Order;

10.           Resolve any cases, controversies, suits or disputes with respect to the discharges, releases, injunction and other provisions contained in Article X and enter such orders as may be necessary or appropriate to implement such releases, injunction and other provisions;

11.           Resolve any cases, controversies, suits or disputes with respect to adversary proceedings and contested matters brought by the Reorganized Debtor and enter such orders as may be necessary or appropriate;

12.           Enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, revised, revoked or vacated or distributions pursuant to the Plan are enjoined or stayed;

13.           Determine matters concerning state, local and federal taxes in accordance with sections 346, 505 and 1146 of the Bankruptcy Code, including any requests for expedited determinations under section 505(b) of the Bankruptcy Code filed, or to be filed, with respect to tax returns for any and all taxable periods ending after the Petition Date, through and including the Effective Date;

14.           Determine any other matters that may arise in connection with or relate to the Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release, indenture or other agreement or document created in connection with the Plan, the Disclosure Statement or the Confirmation Order; and

15.           Enter an order and/or Final Decree concluding the Chapter 11 Case.

ARTICLE XII

Miscellaneous Provisions

A.           Dissolution of Committees

On the Effective Date, all official committees appointed under section 1102 of the Bankruptcy Code, if any, shall dissolve and its members shall be released and discharged from all rights and duties arising from, or related to, the Chapter 11 Case.

B.           Payment of Statutory Fees

All Statutory Fees which are payable as of the Confirmation Date, as determined by the Bankruptcy Court at the Confirmation Date, shall be paid on the Effective Date.  Any Statutory Fees accruing after the Confirmation Date shall be paid by the Reorganized Debtor when due and shall be calculated in accordance with applicable law.  From and after the Effective Date through the closing of any of the Chapter 11 Case, the Reorganized Debtor shall prepare and file such interim and final disbursement reports as may be required by the Bankruptcy Code or as may be otherwise agreed to with the Office of the United States Trustee.

C.           Deadline for Filing Administrative Expense Claims

Requests for payment of Administrative Expense Claims (including Professional Fees) must be filed with the Bankruptcy Court no later than sixty (60) days after the Effective Date, unless such date is extended by order of the Bankruptcy Court.  Any such Administrative Expense Claims not filed within such applicable time period will be forever barred from receiving a distribution from the Debtor's bankruptcy estate.

D.           Modification of Plan

Subject to the limitations contained herein, (1) the Debtor reserves the right, in accordance with the Bankruptcy Code and the Bankruptcy Rules, to amend or modify the Plan prior to the entry of the Confirmation Order and (2) after the entry of the Confirmation Order, the Reorganized Debtor may, upon order of the Bankruptcy Court, amend or modify the Plan, in accordance with section 1127(b) of the Bankruptcy Code, or remedy any defect or omission or reconcile any inconsistency in the Plan in such manner as may be necessary to carry out the purpose and intent of the Plan; provided, however, that any such modification must be reasonably acceptable to the DIP Lenders.  Holders of Claims that have accepted this Plan shall be deemed to have accepted this Plan as modified if the proposed modification does not materially and adversely change the treatment of such Holder’s Claims.

E.           Inconsistency

To the extent there is an inconsistency or ambiguity between any term or provision contained in the Disclosure Statement and the Plan, the Plan shall control.

F.           Successors and Assigns

The rights, benefits and obligations of any Person named or referred to in the Plan shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor or assign of such Person.

G.           Reservation of Rights

Except as expressly set forth herein, this Plan shall have no force or effect unless the Bankruptcy Court shall enter the Confirmation Order.  None of the filing of this Plan, any statement or provision contained in this Plan or the Disclosure Statement, or the taking of any action by the Debtor with respect to this Plan shall be or shall be deemed to be an admission or waiver of any rights of the Debtor with respect to the Holders of Claims or Interests prior to the Effective Date.

H.           Section 1145 Exemption

To the fullest extent permitted under section 1145 of the Bankruptcy Code, the issuance of the New Common Stock on the Effective Date shall be exempt from the registration requirements of Section 5 of the Securities Act and any and all federal, state and local laws requiring the registration or licensing of an issuer, underwriter, broker or dealer in such securities.

I.           Section 1146 Exemption

Pursuant to section 1146(c) of the Bankruptcy Code, the issuance, transfer or exchange of notes or issuance of debt or equity securities under the Plan, including, but not limited to, the New Common Stock, the creation of any mortgage, deed of trust or other security interest, the making or assignment of any lease or sublease, or the making or delivery of any deed or other instrument of transfer under, in furtherance of, or in connection with the Plan, including, without limitation, the Exit Facility and the collateral therefor, any merger agreements or agreements of consolidation, deeds, bills of sale or assignments executed in connection with any of the transactions contemplated under the Plan, shall not be taxed under any law imposing a stamp tax or similar tax.

J.           Further Assurances

Any authorized officer of Debtor or the Reorganized Debtor and all Holders of Claims or Interests receiving distributions under the Plan and all other parties in interest shall, from time to time, prepare, execute and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of this Plan.

K.           Severability

Should any provision in the Plan be determined to be unenforceable, such determination shall in no way limit or affect the enforceability and operative effect of any and all other provisions of the Plan so long as such determination does not affect any material term or benefit of this Plan.

L.           Governing Law

Except to the extent that the Bankruptcy Code is applicable, the rights and obligations arising under the Plan shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Delaware without giving effect to conflict of law principles.

M.           Prepayment

Except as otherwise provided in this Plan or the Confirmation Order, the Reorganized Debtor shall have the right to prepay, without penalty, all or any portion of an Allowed Claim at any time; provided, however, that any such prepayment shall not be violative of, or otherwise prejudice, the relative priorities and parities among the Classes of Claims.

N.           Service of Documents

Any pleading, notice or other document required by the Plan to be served on or delivered to the Debtor or the Reorganized Debtor shall be in writing and served by either (a) certified mail, return receipt requested, postage prepaid, (b) hand delivery, (c) national overnight courier, freight prepaid, (d) fax, (e) email, or (f) as otherwise agreed by the parties, addressed as follows:

Oasys Mobile, Inc.
5400 Trinity Road, Suite 208
Raleigh, North Carolina 27607
Attn:  Douglas B. Dyer, CEO
Fax:  (919) 807-5604
Email:  doug.dyer@oasysmobile.com

with a copy to:

Reed Smith LLP
1201 Market Street, Suite 1500
Wilmington, DE  19801
Attn:  Kurt Gwynne; Richard Robinson; J. Cory Falgowski
Fax:  (302) 778-7575
Email:  rrobinson@reedsmith.com

O.           Post-Effective Date Fees and Expenses of the Reorganized Debtor

From and after the Effective Date, the Reorganized Debtor shall, in the ordinary course of business and without the necessity for any approval by the Bankruptcy Court, pay the reasonable fees and expenses of professional persons thereafter incurred by the Reorganized Debtor, including, without limitation, those fees and expenses incurred in connection with the implementation and consummation of the Plan.

P.           Plan Supplement

Forms of the Reorganized Debtor's Restated Certificate of Incorporation and Restated Bylaws shall be contained in the Plan Supplement and filed with the Clerk of the Bankruptcy Court on or before the date that is ten (10) days before the Confirmation Hearing.  The Debtor and the DIP Lenders shall agree to the forms of the agreements and other documents not included in the Plan Supplement as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan.

Q.           Sections 1125 and 1126 of the Bankruptcy Code

As of and subject to the occurrence of the Confirmation Date, (i) the Debtor shall be deemed to have solicited acceptances of the Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code, including, without limitation section 1125(a) of the Bankruptcy Code, and any applicable non-bankruptcy law, rule or regulation governing the adequacy of disclosure in connection with such solicitation and (ii) the Debtor and each of their respective affiliates, agents, directors, officers, employees, advisors and attorneys shall be deemed to have participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code in the offer and issuance of any securities under the Plan, and therefore are not, and on account of such offer, issuance and solicitation will not be, liable at any time for any violation of any applicable law, rule or regulation governing the solicitation of acceptances or rejections of the Plan or the offer and issuance of any securities under the Plan.

R.           Allocation of Plan Distributions

All distributions in respect of Claims will be allocated first to the original principal amount of such Claims (as determined for federal income tax purposes), and any excess to the remaining portion of such Claims.

CONFIRMATION REQUEST

The Debtor hereby requests confirmation of the Plan pursuant to section 1129(a) or section 1129(b) of the Bankruptcy Code.

[The remainder of this page is intentionally left blank.]

Executed as of this 24th day of August 2007.

Oasys Mobile, Inc.
Debtor and Debtor In Possession

By:
      Donald T. Locke
      Executive Vice President-Corporate Development and General Counsel

EXHIBIT A

GLOSSARY OF DEFINED TERMS

GLOSSARY OF DEFINED TERMS

1.           “Administrative Expense Claim” means (i) any right to payment constituting a cost or expense of administration of the Chapter 11 Case under sections 503(b) and 507(a)(l) of the Bankruptcy Code, including, without limitation, any actual and necessary costs and expenses of preserving the Estate, any actual and necessary costs and expenses of operating the business of the Debtor, any indebtedness or obligations incurred or assumed by the Debtor in Possession in connection with the conduct of its business, including, without limitation, for the acquisition or lease of property or an interest in property or the rendition of services, but excluding Professional Fees; and (ii) all Statutory Fees.

2.           “Affiliate” shall have the meaning set forth in section 101(2) of the Bankruptcy Code, and includes the Debtor and any corporation, limited liability company, joint venture or partnership in which the Debtor directly or indirectly owns, controls, or holds with the power to vote, 20% or more of the outstanding voting securities of such entity, as well as any corporation which directly or indirectly owns, controls, or holds the power to vote 20% or more of the outstanding voting securities of the Debtor.

3.           “Allowed” means with respect to any Claim: (a) a Claim that has been listed by the Debtor in its Schedules as other than disputed, contingent or unliquidated and as to which Claim the Debtor has not Filed an amendment to their Schedules; (b) a Claim that has been timely Filed on or before any applicable Bar Date set by the Bankruptcy Court and either is not a Disputed Claim, has been allowed by Final Order, or as to which the Debtor or Reorganized Debtor has not Filed an objection by the Objection Deadline; (c) a Claim that is approved by the Bankruptcy Court in any stipulation or agreement with the Debtor with regard to the amount and nature of the Claim executed or agreed to by the Debtor or the Reorganized Debtor; or (d) any Claim that is allowed pursuant to the terms of the Plan or the Confirmation Order.  The term “Allowed,” when used to modify a reference in the Plan to any Claim or Class of Claims means a Claim (or any Claim in any such Class) that is so allowed.  “Allowed” means with respect to any Interest, an Interest that is listed in the transfer agent’s books and records for the Debtor as of the Effective Date; provided that unexercised warrants, unexercised stock options or other unexercised rights shall not constitute “Allowed” Interest.  The term “Allowed,” when used to modify a reference in the Plan to any Interest or Class of Interests means an Interest (or any Interest in any such Class) that is so allowed.  No Claim (or Interest) allowed solely for purposes of voting to accept or reject the Plan pursuant to an order of the Bankruptcy Court shall not be considered “Allowed” hereunder for any other purpose, unless otherwise specified herein or by order of the Bankruptcy Court.

4.           “Avoidance Action” means any and all Causes of Action which a trustee, debtor-in-possession, the estate or other appropriate party in interest may assert under sections 502, 510, 522(f), 522(h), 542, 543, 544, 545, 547, 548, 549, 550, 551, 553 and 724(a) of the Bankruptcy Code.

5.           “Ballots” means the ballots accompanying the Disclosure Statement upon which Holders of Allowed Claims in Classes 3 and 4 shall indicate their acceptance or rejection of the Plan in accordance with the Plan and the Voting Instructions.

6.           “Bankruptcy Code” means Title 11 of the United States Code, 11 U.S.C. § 101 et seq., as now in effect or hereafter amended.

7.           “Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware having jurisdiction over the Chapter 11 Case and to the extent of any reference under Section 157 of Title 28 of the United States Code, the unit of such District Court under Section 151 of Title 28 of the United States Code, as applicable to the Chapter 11 Case.

8.           “Bankruptcy Rules” means, collectively, the Federal Rules of Bankruptcy Procedure promulgated pursuant to Section 2075 of Title 28 of the United States Code and the local rules of the Bankruptcy Court, as now in effect or hereafter amended.

9.           “Bar Date” means, as appropriate, the deadline established by an Order of the Bankruptcy Court for the filing of proofs of claim of all creditors other than Governmental Units and for Governmental Units, respectively, arising prior to the Petition Date, and such other dates as may be set by the Bankruptcy Court for the filing of claims arising out of the rejection of executory contracts and unexpired leases.

10.           “Business Day” means any day, other than a Saturday, Sunday, “legal holiday” as such term is defined in Bankruptcy Rule 9006(a) or any other day on which commercial banks are authorized to be closed.

11.           “Cash” means legal tender of the United States of America and equivalents thereof.

12.           “Cash Distribution Trigger Payment” means the payment the Plan Trust will receive on account of the Plan Note upon the following terms and conditions:  (1) if the Distributable Cash Balance exceeds $10,400,000 by the end of the 2007 calendar year the Trust shall receive a payment of 20% of the amount in excess of such $10,400,000; (2) if the Distributable Cash Balance exceeds $14,000,000 by the end of the 2008 calendar year, the Trust shall receive a payment of 20% of the amount in excess of such $14,000,000; (3) if the Distributable Cash Balance exceeds $18,900,000 by the end of the 2009 calendar year, the Trust shall receive a payment of 20% of the amount in excess of such $18,900,000; (4) if the Distributable Cash Balance exceeds $25,600,000 by the end of the 2010 calendar year, the Trust shall receive a payment of 20% of the amount in excess of such $25,600,000; (5) if the Distributable Cash Balance exceeds $34,500,000   by the end of the 2011 calendar year, the Trust shall receive a payment of 20% of such $34,500,000; provided, however, that the aggregate amount of all Cash Distribution Trigger Payments and any Transaction Trigger Payment shall not exceed $2 million.

13.           “Causes of Action” means any and all actions, claims, rights, defenses, third-party claims, damages, executions, demands, crossclaims, counterclaims, suits, causes of action, choses in action, controversies, agreements, promises, rights to legal remedies, rights to equitable remedies, rights to payment and claims whatsoever, whether known, unknown, reduced to judgment, not reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured and whether asserted or assertable directly, indirectly or derivatively, at law, in equity or otherwise, accruing to the Debtor, (excluding the Avoidance Actions).

14.            “Chapter 11 Case” means the case under Chapter 11 of the Bankruptcy Code commenced by the Debtor in the Bankruptcy Court.

15.           “Claim” means a “claim”, as defined in section 101(5) of the Bankruptcy Code, and as supplemented by section 102(2) of the Bankruptcy Code, against the Debtor or property of the Debtor, whether or not asserted, whether known or unknown, contingent or non-contingent, whether arising before, on or after the Petition Date.

16.           “Claim Holder” or “Claimant” means the Holder of a Claim.

17.           “Claims Defenses” means any and all claims, counterclaims, offsets, causes of action, debts, obligations, liabilities, demands, losses, and costs (including attorneys’ fees and expenses) of any kind, character or nature whatsoever, including any credits, amounts due, refunds, retroactive adjustments or refunds, termination fees, and claims for backbilling, that the Debtor has, or could have, asserted as a defense to any Claims.

18.           “Class” means a category of Holders of Claims or Interests as set forth in Article III of the Plan.

19.           "Common Stock Interests” means all authorized, issued and outstanding shares of common stock of Oasys Mobile, Inc. as of the Petition Date and any contingent, disputed or unliquidated Claims or Interests related thereto or in connection therewith

20.           “Confirmation” means the entry of the Confirmation Order by the Bankruptcy Court.

21.           “Confirmation Date” means the date on which the Confirmation Order is entered by the Bankruptcy Court in its docket, within the meaning of the Bankruptcy Rules 5003 and 9021.

22.           “Confirmation Hearing” means the hearing to be held by the Bankruptcy Court pursuant to sections 1128 and 1129 of the Bankruptcy Code to consider confirmation of the Plan, as such hearing may be adjourned from time to time.

23.           “Confirmation Order” means the order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code, which order shall be in form and substance reasonably satisfactory to the Debtor and the DIP Lenders.

24.           “Consummation” means the occurrence of the Effective Date.

25.           “Creditor” means any Holder of a Claim.

26.           “D&O Releasees” means all officers, directors, employees, attorneys, financial advisors, accountants, investment bankers, agents and representatives of the Debtor who served in such capacity prior to the Confirmation Date, in each case in their respective capacity as such.

27.           “Debtor” means Oasys Mobile, Inc. f/k/a Summus, Inc.

28.           “Debtor-in-Possession” mean the Debtor, as debtor-in-possession in the Chapter 11 Case.

29.           “DIP Facility Claims” means the Claims of the DIP Lenders incurred pursuant to the DIP Financing Order.

30.           “DIP Financing Order” means, collectively, the interim and Final Orders entered or to be entered by the Bankruptcy Court pursuant to section 364 authorizing the Debtor to obtain post-petition financing from and use cash collateral of the DIP Lenders.

31.           “DIP Lenders” means RHP Master Fund, Ltd. and LAP Summus Holdings, LLC.

32.           “Disclosure Statement” means the disclosure statement relating to the Plan, including, without limitation, all exhibits and Schedules thereto transmitted by the Debtor to all Holders of Claims and Interests as of the Voting Record Date for the purpose of soliciting acceptances of the Plan, as thereafter amended, supplemented or modified from time to time in accordance with applicable law.

33.           “Disputed” means, with respect to any Claim or Interest, any Claim or Interest: (a) listed on the Schedules as disputed, contingent or unliquidated; or (b) as to which the Debtor, the Reorganized Debtor or any other parties in interest have interposed a timely objection or request for estimation, or have sought to subordinate or otherwise limit recovery, in accordance with the Bankruptcy Code and the Bankruptcy Rules, or which is otherwise disputed by the Debtor or the Reorganized Debtor in accordance with applicable law, which objection, request for estimation, action to limit recovery or dispute has not been withdrawn or determined by a Final Order.  In the event that any part of a Claim or Interest is disputed, such Claim or Interest in its entirety shall be deemed to constitute a Disputed Claim for purposes of distribution under this Plan unless a Final Order has been entered allowing such Claim.

34.           “Distributable Cash Balance” means any Excess Cash Flow (as defined in the Plan Note) from the operation of the Reorganized Debtor's business realized and held by the Reorganized Debtor as of the end of any calendar year through and including 2011, after payment in full of the outstanding balance of the Exit Facility or establishment of reserve for the full amount of the then outstanding balance of the Exit Facility, as set forth in further detail in the Plan Note.

35.           “Distribution Record Date” means the date that is as follows:  (a) for Interests, the Effective Date and (b) for Claims, the 31st day after the Effective Date.

36.           “Effective Date” means the date which is the first Business Day after which (a) no stay of the Confirmation Order is in effect and (b) all of the conditions to the Effective Date (other than those to be satisfied or waived on or before the Effective Date) set forth in Article IX.B hereof have been satisfied or waived pursuant to Article IX.C hereof, or such later date as the Debtor and the DIP Lenders may determine.

37.           “Estate” means the estate of the Debtor created by section 541 of the Bankruptcy Code upon the commencement of the Chapter 11 Case.

38.           “Exit Facility” means that certain revolving loan credit facility by and among the Reorganized Debtor, RHP Master Fund, Ltd. and LAP Summus Holdings, LLC under the terms and conditions set forth in the Exit Facility Term Sheet.

39.           “Exit Facility Term Sheet” means that certain term sheet describing the terms and conditions of the Exit Facility, a copy of which is attached to the Disclosure Statement as Exhibit E.

40.           “File” or “Filed” means file or filed with the Bankruptcy Court in the Debtor's Chapter 11 Case.

41.           “Final Decree” means the decree contemplated under Bankruptcy Rule 3022.

42.           “Final Order” means an order of the Bankruptcy Court or any other court of competent jurisdiction, as to which the time to appeal, petition for certiorari, or move for reargument or rehearing has expired and as to which no appeal, petition for certiorari, or other proceedings for reargument or rehearing shall then be pending or as to which any right to appeal, petition for certiorari, reargue, or rehear shall have been waived in writing in form and substance satisfactory to the Debtor and the Committee or, on and after the Effective Date, the Residual Trust, or, in the event that an appeal, writ of certiorari, or reargument or rehearing thereof has been sought, such order of the Bankruptcy Court or other court of competent jurisdiction shall have been determined by the highest court to which such order was appealed, or certiorari, reargument or rehearing shall have been denied and the time to take any further appeal, petition for certiorari or move for reargument or rehearing shall have expired; provided, however, that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules or applicable state court rules of civil procedure, may be filed with respect to such order shall not cause such order not to be a Final Order.

43.           “General Unsecured Claims” means all prepetition Unsecured Claims that are not entitled to priority.

44.           “Governmental Unit” means “governmental unit” as defined in section 101(27) of the Bankruptcy Code.

45.           “Holder” means a Person holding an Interest or Claim, and with respect to a vote on the Plan, means the Holder of such Interest or Claim as of the Voting Record Date or any authorized signatory who has completed and executed a Ballot or on whose behalf a Ballot has been completed and executed in accordance with the Voting Instructions; provided, however, that for purposes of making distributions under the Plan, a Holder shall be determined as of the applicable Distribution Record Date.

46.           “Impaired” means, with respect to a Class, Claim or Interest, treatment that provides that such Class, Claim or Interest is impaired under the provisions of section 1124 of the Bankruptcy Code.

47.           “Impaired Interests” means each of the Classes of Interests identified as “impaired,” within the meaning of section 1124 of the Bankruptcy Code, in Article II hereof.

48.           “Insider” means “insider” as defined in section 101(31) of the Bankruptcy Code.

49.           “Interest” means any equity interest in the Debtor, including, but not limited to, all issued, unissued, authorized or outstanding units of equity, together with any warrants, options or legal, equitable, contractual, or other rights to purchase or acquire such interests at any time.

50.           “Liens” means, with respect to any asset or Property (or the rents, revenues, income, profits or proceeds therefrom), and in each case, whether the same is consensual or nonconsensual or arises by contract, operation of law, legal process or otherwise: (a) any and all mortgages, liens, pledges, attachments, charges, leases evidencing a capitalizable lease obligation, conditional sale or other title retention agreement, or other security interest or encumbrance or other legally cognizable security devices of any kind in respect of any asset or Property, or upon the rents, revenues, income, profits or proceeds therefrom; or (b) any arrangement, express or implied, under which any Property is transferred, sequestered or otherwise identified for the purpose of subjecting or making available the same for the payment of debt or performance of any other obligation in priority to the payment of unsecured creditors.

51.           “Net Enterprise Value” means the net equity value of the Reorganized Debtor, after payment or reserve for all debt obligations owing by the Reorganized Debtor to the DIP Lenders, including the unpaid portion of the loan commitment under the Exit Facility, the Plan Trust is entitled to receive from the Plan Note under a Transaction Trigger Payment.

52.           “New Common Stock” means all of the authorized shares of the common stock of the Reorganized Debtor to be issued by the Reorganized Debtor to the Holders of Class 3 Senior Lender Secured Claims on the Effective Date.

53.           “Objection Deadline” means the (a) 120th day following the Effective Date or such later date as the Bankruptcy Court may permit from time to time upon the Reorganized Debtor’s ex parte application or (b) with respect to Claims filed by Governmental Units, the 120th day after the appropriate Bar Date for such claims or such later date as the Bankruptcy Court may permit from time to time upon the Reorganized Debtor’s ex parte application.

54.           “Other Secured Claim” means a Secured Claim against the Debtor that is not a Senior Lender Secured Claim.

55.           “Person” means a “person” as defined in section 101(41) of the Bankruptcy Code.

56.           “Petition Date” means the date on which the Debtor filed a voluntary petition for relief under chapter 11 of the Bankruptcy Code.

57.           “Plan” or “Joint Plan” means the Debtor's Amended Plan of Reorganization under Chapter 11 of the Bankruptcy Code, together with all exhibits, schedules and annexes thereto and all documents Filed as part of the Plan Supplement, either in its present form or as it may be further altered, amended, modified or supplemented from time to time in accordance with its terms, the Bankruptcy Code and the Bankruptcy Rules.

58.           “Plan Note” means the promissory note attached to the Plan as Exhibit C, entitling the Holders of Allowed Class 4 Claims and Class 5 Interests to their Pro Rata share of the Cash Distribution Trigger Payments and the Transaction Trigger Payments, and otherwise containing, among other things, the following terms and conditions: (a) the Plan Note shall expire on December 31, 2011, after which no further Cash Distribution Trigger Payments or Transaction Trigger Payments will be due or paid (except for such payments that may be due based on the Distributable Cash Balance as of such date or transaction(s) completed in 2011); and (b) the maximum amount payable to the Plan Trust on account of the Plan Note shall not exceed $2 million in the aggregate, which aggregate $2 million will be reduced by the aggregate amount of all fees and expenses incurred by any official committee of equity security holders to be appointed in the Chapter 11 Case (including fees, costs and expenses of such a committee and legal fees and expenses of the Reorganized Debtor incurred as a direct result of the appointment and conduct of any such equity committee).

59.           “Plan Supplement” means the compilation of documents or forms of documents specified in Article XII of the Plan.

60.           “Plan Trust” means the trust established on or before the Effective Date pursuant to the Plan Trust Agreement for the benefit of Holders of Allowed Class 4 Claims and Class 5 Interests.

61.           “Plan Trust Agreement” means the agreement attached to the Plan as Exhibit B, providing for, inter alia, the establishment of the Plan Trust for the benefit of Holders of Allowed Class 4 Claims and Class 5 Interests.

62.           “Plan Trustee” means any trustee appointed to serve as the trustee of the Plan Trust.  The initial Plan Trustee as of the Effective Date shall be Joseph Myers of Clear Thinking Group, LLC, 401 Towne Centre Dr., Hillsbourough, NJ 08844, or, if Myers declines, such other disinterested person as identified by the Debtor no later than 10 days prior to the Confirmation Hearing.

63.           “Preferred Stock Interests” means all authorized, issued and outstanding shares of preferred stock of Oasys Mobile, Inc. as of the Petition Date and any contingent, disputed or unliquidated Claims or Interests related thereto or in connection therewith.

64.           “Priority Non-Tax Claims” means all or that portion of a Claim accorded priority in right of payment under section 507(a) of the Bankruptcy Code, other than an Administrative Expense Claim, a Claim for Professional Fees or a Priority Tax Claim.

65.           “Priority Tax Claim” means all or that portion of a Claim of a Governmental Unit entitled to priority under section 507(a)(8) of the Bankruptcy Code.

66.           “Professional” means a Person or Entity (a) employed pursuant to a Final Order in accordance with sections 327 or 1103 of the Bankruptcy Code and to be compensated for services rendered prior to the Effective Date, pursuant to sections 327, 328, 330 or 331 of the Bankruptcy Code, or (b) for which compensation and reimbursement has been Allowed by the Bankruptcy Court pursuant to section 503(b)(4) of the Bankruptcy Code.

67.           “Professional Fees” mean all compensation and reimbursement of expenses to Professionals to the extent Allowed by the Bankruptcy Court under sections 328, 330 or 331 of the Bankruptcy Code for periods through the Effective Date.

68.           “Pro Rata” means a proportion, such that the ratio of the consideration distributed on account of a Claim (or Disputed Claim) or Interest in a Class or Classes, as applicable, to the amount of such Claim (or Disputed Claim) or Interest is the same as the ratio of the amount of consideration distributed on account of all Claims or Interests in such Class or Classes to the amount of all Claims or Interests in such Class or Classes, including Disputed Claims.

69.           “Record Date” means the close of business on the Effective Date.

70.           “Reinstated” or “Reinstatement” means (a) leaving unaltered the legal, equitable, and contractual rights to which a Claim entitles the Holder of such Claim so as to leave such Claim Unimpaired in accordance with section 1124 of the Bankruptcy Code or (b) notwithstanding any contractual provision or applicable law that entitles the Holder of such Claim to demand or receive accelerated payment of such Claim after the occurrence of a default (i) curing any such default that occurred before or after the Petition Date, other than a default of a kind specified in section 365(b)(2) of the Bankruptcy Code; (ii) reinstating the maturity of such Claim as such maturity existed before such default; (iii) compensating the Holder of such Claim for any damages incurred as a result of any reasonable reliance by such Holder on such contractual provision or such applicable law; and (iv) not otherwise altering the legal, equitable, or contractual rights to which such Claim entitled the Holder of such Claim; provided, however, that any contractual right that does not pertain to the payment when due of principal and interest on the obligation on which such Claim is based, including, but not limited to, financial covenant ratios, negative pledge covenants, covenants or restrictions on merger or consolidation, and affirmative covenants regarding corporate existence or which prohibit certain transactions or actions contemplated by the Plan, or conditioning such transactions or action on certain factors, shall not be required to be reinstated in order to accomplish Reinstatement.

71.           “Reorganized Debtor” means, on and after the Effective Date, the Debtor for which the Bankruptcy Court has entered a Confirmation Order confirming this Plan.

72.           “Restated Bylaws” means the amended and restated bylaws or operating agreement, as applicable, and in form and substance acceptable to the DIP Lenders, to be adopted by the Reorganized Debtor as of the Effective Date, substantially in the form to be included in the Plan Supplement.

73.           “Restated Certificate of Incorporation” means the amended and restated certificate of incorporation or formation, as applicable, and in form and substance acceptable to the DIP Lenders, to be adopted by the Reorganized Debtor as of the Effective Date, substantially in the form included in the Plan Supplement.

74.           “Schedule of Rejected Contracts” means the Schedule listing all executory contracts and unexpired leases of nonresidential real property that the Debtor will seek to reject pursuant to this Plan and the Confirmation Order, which shall be filed on or before the date that is ten (10) days prior to the Confirmation Hearing.

75.           “Schedules” means the schedules of assets and liabilities, the list of holders of interests, and the statement of financial affairs Filed by the Debtor under section 521 of the Bankruptcy Code and Bankruptcy Rule 1007, as such schedules, lists, and statements may be supplemented or amended from time to time in accordance with Bankruptcy Rule 1009.

76.           “Secured Claim” means (a) a Claim that is secured by a Lien on property in which the Estate has an interest, which Lien is valid, perfected and enforceable under applicable law or by reason of a Final Order, or that is subject to setoff under section 553 of the Bankruptcy Code, to the extent of the value of the Claim Holder’s interest in the Estate’s interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) of the Bankruptcy Code, or (b) a Claim Allowed under this Plan as a Secured Claim.

77.           “Senior Lenders” means RHP Master Fund, Ltd. and LAP Summus, LLC, and other lenders signatory to the Senior Loan Documents.

78.           “Senior Lender Secured Claims” means the all prepetition Secured Claims of the Senior Lenders under the Senior Loan Documents.

79.           “Senior Loan Documents” means that certain Security Purchase Agreement dated November 18, 2005 by and between Oasys Mobile, Inc., RHP Master Fund, Ltd. and LAP Summus Holdings, LLC; (b) that certain Security Agreement dated as of November 18, 2005 by and between Oasys Mobile, Inc., RHP Master Fund, Ltd. and LAP Summus Holdings, LLC; and (c) the certain 6% Debenture Notes dated as of November 18, 2005 by and between Oasys Mobile, Inc., RHP Master Fund, Ltd. and LAP Summus Holdings, LLC; and (d) any and all other documents, agreements and instruments relating to the foregoing.

80.           “Statutory Fees” means any and all fees or charges assessed against the estate of the Debtor under Section 1930 of Chapter 123 of Title 28 of the United States Code.

81.           “Tax Rate” means the rate equal to the underpayment rate specified in 26 U.S.C. § 6621 (determined without regard to 26 U.S.C. § 6621(c)) as of the Effective Date.

82.           “Transaction Trigger” means a sale, merger, liquidation, or other transaction involving all or substantially all assets or equity interests of the Reorganized Debtor.

83.           “Transaction Trigger Payment” means the payment the Plan Trust will receive on account of the Plan Note upon the following terms and conditions: (1) upon a Transaction Trigger occurring in calendar year 2007, if the Net Enterprise Value exceeds $15,700,000, the Plan Trust shall receive a payment equal to 20% of the amount in excess of such $15,700,000; (2) upon a Transaction Trigger occurring in calendar year 2008, if the Net Enterprise Value exceeds $20,000,000, the Plan Trust shall receive a payment equal to 20% of the amount in excess of such $20,000,000; (3) upon a Transaction Trigger occurring in calendar year 2009, if the Net Enterprise Value exceeds $25,600,000, the Plan Trust shall receive a payment equal to 20% of the amount in excess of such $25,600,000; (4) upon a Transaction Trigger occurring in calendar year 2010, if the Net Enterprise Value exceeds $33,000,000, the Plan Trust shall receive a payment equal to 20% of the amount in excess of such $33,000,000; (5) upon a Transaction Trigger occurring in calendar year 2011, if the Net Enterprise Value exceeds $42,800,000, the Plan Trust shall receive a payment equal to 20% of the amount in excess of such $ 42,800,000; provided, however, that the aggregate amount of the Transaction Trigger Payment and any Cash Distribution Trigger Payments shall not exceed $2 million.

84.           “Unimpaired” means, with respect to a Class, Claim or Interest, treatment such that such Claim, Class or Interest is not impaired under the provisions of section 1124 of the Bankruptcy Code.

85.           “Unsecured Claim” means a Claim that is not an Administrative Claim, a Priority Non-Tax Claim, a Priority Tax Claim, a Senior Lender Secured Claim, a DIP Facility Claim, or an Other Secured Claim.

86.           “Voting Instructions” means the instructions and related procedures for voting to accept or to reject the Plan, as contained in the section of the Disclosure Statement entitled “Voting Instructions and Procedures” and in the Ballots.

87.           “Voting Record Date” means the date the Disclosure Statement is approved.

EXHIBIT B

FORM OF PLAN TRUST AGREEMENT

FORM OF PLAN TRUST AGREEMENT1

dated as of

October __, 2007

by and between

Oasys Mobile, Inc., the Debtor-in-Possession in the Case Administered in the United States Bankruptcy Court for the District of Delaware Case No. 07-10961,

and

[___________________]

as the Plan Trustee for Oasys Mobile, Inc. Plan Trust

1 This Form of Plan Trust Agreement is subject to non-material modification prior to the Effective Date.

FORM OF
PLAN TRUST AGREEMENT

This PLAN TRUST AGREEMENT, dated as of October      , 2007 (this "Agreement"), is made by and between [____________] (or any successor trustee), as trustee under this Agreement (the "Plan Trustee"), Oasys Mobile, Inc. (“Oasys”), a Delaware corporation and a debtor in possession (the “Debtor” or the “Reorganized Debtor”, as appropriate) under the Chapter 11 Plan of Reorganization for Oasys Mobile, Inc. dated as of July 18, 2007 (as the same may be amended or modified and confirmed by the Bankruptcy Court, the “Plan”).  Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Plan.

RECITALS

A.           The Chapter 11 Case of Oasys Mobile, Inc. (Case No. 07-10961-CSS) (the “Bankruptcy Case”) is pending in the Bankruptcy Court.

B.           On September __, 2007, the Bankruptcy Court entered an order confirming the Debtor's Plan pursuant to Chapter 11 of the Bankruptcy Code.

C.           The trust created hereby (the "Plan Trust") is created pursuant to, and to effectuate, Article V.F. of the Plan.

D.           The Plan Trustee was selected to serve as Plan Trustee under the Plan by the holders of Allowed Claims in Class 4 and Allowed Interests in Class 5.

E.           Pursuant to the Plan, the Plan Trust is established for the purposes of resolving all Disputed Claims in Class 4 of the Plan, making all distributions to holders of Allowed Claims in Class 4 and Allowed Interests in Class 5, in accordance with the Plan and Plan Note, and otherwise implementing the Plan, all in accordance with the terms of the Plan, this Agreement, and the Plan Note.

F.           The Plan Trust is intended to be treated for federal income tax purposes as a liquidating trust within the meaning of Treasury Regulation section 301.7701-4(d), for the benefit of the holders of Allowed Claims in Class 4 and Allowed Interests in Class 5 , whether allowed on or after the Effective Date and, to the extent provided in the Plan and herein, the Reorganized Debtor.

G.           The Disputed Unsecured Creditors Reserve is established to hold the Plan Trust Assets allocable to the Disputed Claims in Class 4 that, as a result, are subject to conflicting claims of ownership.

H.           The Disputed Unsecured Creditors Reserve is intended to be treated for federal income tax purposes as a disputed ownership fund within the meaning of Treasury Regulation section 1.468B-9(a) that is taxable as a C corporation for federal income tax purposes.

I.           Under the Plan, the Bankruptcy Court retains continuing jurisdiction over the Plan Trust (including the Disputed Unsecured Creditors Reserve).

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the Debtor and the Plan Trustee agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.1    Definitions.

Capitalized terms used but not otherwise defined in this Agreement will have the meanings ascribed to them in the Plan.  The following capitalized terms will have the respective meanings ascribed to them in herein:

(a)           "Agreement" has the meaning set forth in the introductory paragraph to this Agreement.“

(b)           "Annual Receipts/Disbursements Report" means an unaudited report Filed with the Bankruptcy Court by the Plan Trustee, on behalf of the Plan Trust, within 90 days after the end of each calendar year reflecting (i) all Plan Trust Assets received by the Plan Trust during such calendar year, (ii) all Plan Trust Assets held by the Plan Trust at the end of such calendar year, and (iii) all Plan Trust Assets disbursed during such calendar year, in each case itemized for the Trust Account.

(c)           “Bankruptcy Code” means title 11 Section 101 et seq. of the United States Code, as amended from time to time.

(d)           “Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware, having jurisdiction over the Bankruptcy Case, or if such Court ceases to exercise jurisdiction over the Bankruptcy Case, such court or adjunct thereof that exercises jurisdiction over the Bankruptcy Case.

(e)           “Bankruptcy Rules” mean the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under Section 2075 of title 28 of the United States Code, and any Local Rules of the Bankruptcy Court.

(f)           “Beneficial Interest” means each Beneficiary’s Pro Rata Share of the Trust Account of the Plan Trust.

(g)           “Beneficiaries” means the holders of Allowed Claims in Class 4 and Allowed Interests in Class 5 (as provided in Article III of the Plan).

(h)           “Claim” has the same meaning set forth in Section 101(5) of the Bankruptcy Code.

(i)           “Class 4” consists of the General Unsecured Claims against the Debtor, as defined in the Plan.

(j)           “Class 5” consists of the Preferred Stock Interest in the Debtor, as defined in the Plan.

(k)           “Confirmation Hearing” means the hearing held by the Bankruptcy Court to consider confirmation of the Plan pursuant to Section 1129 of the Bankruptcy Code, as such hearing may be adjourned or continued from time to time.

(l)           "Disbursing Agent" means the Plan Trustee, in its capacity as a disbursing agent pursuant to this Agreement, or any third party acting as disbursing agent at the direction of the Plan Trustee.

(m)           “Disputed Unsecured Creditors Reserve” means the segregated trust account to be established and maintained by the Plan Trustee and the reserve of cash (and any other property) retained to satisfy Disputed Claims in Class 4, if, as and when they are allowed, or, to the extent such Disputed Claims in Class 4 are not allowed, to satisfy Claims in Class 4 that are allowed in accordance with the terms of the Plan.

(n)           “Effective Date”means the Business Day on which all of the conditions precedent to the effectiveness of the Plan specified in the Plan have been satisfied or waived in accordance with the Plan.

(o)           "Indemnified Parties" means, collectively, the Plan Trustee and any directors, officers, employees, agents, professionals, principals and other representatives thereof.

(p)           “Initial Beneficiaries” mean the holders of Claims in Class 4 and Class 5 that are Allowed on the Effective Date.

(q)           “Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time.

(r)           “Note Payments” means Cash Payments made to the OCA Plan Trust in the event of a Cash Distribution Trigger Payment and/or any Transaction Trigger Payment, such payments to be possibly made upon the terms set forth in the Plan and Plan Note.

(s)           "Permitted Investments" means the following investments so long as they have maturities of 90 days or less:  (i) obligations issued or guaranteed by the United States or by any person controlled or supervised by or acting as an instrumentality of the United States pursuant to authority granted by the United States Congress; (ii) obligations issued or guaranteed by any state or political subdivision thereof rated either AA or higher, or MIG 1 or higher, by Moody's Investors Service, Inc. or its successor or AA or higher, or an equivalent, by Standard & Poor's Ratings Services or its successor; (iii) commercial or finance paper which is rated either P-1 or higher or an equivalent by Moody's Investors Service, Inc. or its successor or A-1 or higher or an equivalent by Standard & Poor's Ratings Services or its successor; (iv) certificates of deposit or time deposits of banks or trust companies, organized under the laws of the United States, and (v) money market funds registered under the Investment Company Act of 1940, as amended, whose shares are registered under the Securities Act of 1933, as amended, which invests in securities of the type described in subsection (i) above.

(t)           "Plan" means the Chapter 11 Plan of Reorganization for Oasys Mobile, Inc. as of July 18, 2007 (as the same may be amended or modified and confirmed by the Bankruptcy Court).

(u)           "Plan Note" means the Plan Note attached hereto as Exhibit A.

(v)           “Plan Trust” has the meaning set forth in Recital C to this Agreement.

(w)           "Plan Trust Assets" means, subject to the potential reversion rights of the Reorganized Debtor, all of the Debtor's right, title and interest in and to the Note Payments.

(x)           “Pro Rata” or “Pro Rata Share” means (1) with respect to each Allowed Class 4 Claim, a proportionate share, so that (a) the ratio of (x) the consideration distributed on account of such Allowed Claim to (y) the amount of such Allowed Claim is the same as (b) the ratio of (x) the amount of the consideration distributed on account of all Allowed Claims in Class 4 to (y) the amount of all Allowed Claims in Class 4; and (2) with respect to each holder of Allowed Class 5 Interests, a proportionate share equal to the percentage of such holder's share of all Class 5 Interests.

(y)           “Reorganized Debtor” means the Debtor as of the occurrence of and after the Effective Date.

(z)           “Trust Account" means, the trust account to be established and maintained by the Plan Trustee pursuant to the Plan to hold Plan Trust Assets, including those funds held in the Disputed Unsecured Creditors Reserve.

Section 1.2    Interpretation.

(a)           Certain References.  Unless the context otherwise requires, (a) all references in this Agreement to Sections, Articles or Schedules are to Sections, Articles or Schedules of or to this Agreement, (b) words in the singular include the plural and vice versa, and (c) the verb "will" will have a mandatory connotation, indicating the parties' respective obligations hereunder.  Whenever the words "include," "includes" or "including" are used in this Agreement, they will be deemed to be followed by the words "without limitation."  All references to "$" or dollar amounts are to lawful currency of the United States.

(b)           Titles and Headings.  Titles and headings to Sections, Articles and Schedules in or to this Agreement are inserted for convenience of reference only, and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

(c)           Inconsistencies with the Plan.  In the event of any inconsistency between any provision of this Agreement, on the one hand, and any provision of the Plan, on the other hand, the provisions of the Plan will govern and control.

ARTICLE II
ESTABLISHMENT OF THE PLAN TRUST

Section 2.1     Creation and Purposes of the Plan Trust.  The Debtor and the Plan Trustee, pursuant to the Plan and in accordance with the Bankruptcy Code, hereby create a trust, which is the Plan Trust contemplated by the Plan (and referred to herein as the Plan Trust).  The Plan Trust is established for the following purposes and no other: (a) to hold the Plan Trust Assets for the benefit of the holders of Allowed Claims in Class 4 and Allowed Interests in Class 5, (b) to make distributions of the Plan Trust Assets to the Beneficiaries, (c) to calculate and make distributions of the Plan Trust Assets to the holders of Allowed Claims in Class 4 and, after Class 4 Allowed Claims have been paid in full, to calculate and make distributions of the Plan Trust Assets to the holders of Allowed Interests in Class 5, (d) to liquidate, transfer or otherwise dispose of the Plan Trust Assets or any part thereof or any interest therein upon such terms as the Plan Trustee determines to be necessary, appropriate or desirable (including, without limitation, negotiating, compromising, and settling the Note Payments), (e) to terminate this Plan Trust in accordance with the terms of the Plan and this Agreement, (f) to provide the Beneficiaries, annually, with unaudited financial statements, (g) to sell, liquidate, dispose of or abandon assets of the Plan Trust; and (h) to otherwise carry out its duties under the Plan and complete distribution, all in accordance with the Plan and this Agreement.  The Plan Trust has no objective to, and will not, engage in the conduct of a trade or business and, subject to Article XI of this Agreement, will terminate upon the completion of its liquidation and distribution duties.  The Plan Trust will be a "representative of the estate" under Section 1123(b)(3)(B) of the Bankruptcy Code.

Section 2.2      Tax Treatment.

(a)            The Plan Trust is intended to be treated as a liquidating trust pursuant to Treasury Regulation section 301.7701-4(d) and a “grantor trust” under Subpart E of Part 1, Subchapter J of the Internal Revenue Code (Internal Revenue Code section 671 and following) and any analogous provisions of state law with each Allowed Class 4 Claim and each Allowed Class 5 Interests Beneficiary treated as having received and then contributed, as a grantor of the Plan Trust, the Plan Trust Assets.   Accordingly, each such Beneficiary will be required each taxable year to recognize its Pro Rata share of all taxable income recognized by the Plan Trust (excluding any taxable income with respect to assets held by the Disputed Unsecured Creditors Reserve).  Any net taxable income of the Trust Account will be reported to and treated as income received by such Beneficiaries.  Any net taxable income with respect to the Disputed Unsecured Claim Reserve assets will be subject to tax at the Trust level as if it were a C corporation for federal income tax purposes.  For the avoidance of doubt, the Plan Trust will not constitute a “business entity.”

(i)           For all federal income tax purposes, the Debtor, the Reorganized Debtor, the Plan Trustee, the Disputed Unsecured Creditors Reserve, and the Beneficiaries will treat the transfer of Plan Trust Assets to the Trust Account pursuant to Section 2.2 of this Agreement as (A) a transfer of such assets by the Debtor or the Reorganized Debtor directly to the holders of Allowed Claims in Class 4 and Allowed Interests in Class 5, followed by (B) the transfer of such assets by such persons to the Plan Trust in exchange for interests in the Plan Trust.  For federal income tax purposes and to the extent permitted by applicable law, for state and local income tax purposes, the Disputed Creditors Reserve will be treated as the owner of assets held by the Disputed Unsecured Creditors Reserve.

(ii)           Accordingly, the Initial Beneficiaries shall be treated for federal income tax purposes as the grantors and owners of their Pro Rata Share of the applicable assets of the Plan Trust (excluding any assets held by the Disputed Unsecured Creditors Reserve).

(b)           The Trustee shall elect to treat the Disputed Unsecured Creditors Reserve as a disputed ownership fund taxable as a C corporation pursuant to Treasury Regulation section 1.468B-9.  Any taxes payable with respect to taxable income allocable to the Disputed Unsecured Creditors Reserve will be paid out of the assets in the Disputed Unsecured Creditors Reserve.  In the event, and to the extent, any Cash retained on account of Disputed Claims in Class 4 in the Disputed Unsecured Creditors Reserve is insufficient to pay the portion of any such taxes attributable to such taxable income, such taxes shall be paid out of the assets of the Trust Account and (1) reimbursed from any subsequent Cash amounts retained on account of Disputed Claims in Class 4, or (2) to the extent such Disputed Claims have subsequently been resolved, deducted from any amounts distributable by the Trustee as a result of the resolution of such Disputed Claims.

Section 2.3     Beneficiaries.  The Initial Beneficial Interest of each Holder of an Allowed Claim in Class 4 as a Beneficiary hereof shall be determined by the Plan Trustee in accordance with the face amount of Allowed and Disputed Claims in Class 4 as of the Effective Date.  For ease of administration, the Plan Trustee shall express the Beneficial Interest of each Beneficiary in terms of units.

Section 2.4       Plan Trustee's Acceptance. The Plan Trustee hereby accepts the duties as trustee imposed on it by this Agreement and agrees to observe and perform such duties, on and subject to the terms and conditions set forth in this Agreement.  The Plan Trustee hereby further expressly agrees to establish and maintain the Trust Account and to distribute the Plan Trust Assets in accordance with the Plan, the Plan Note and this Agreement.

ARTICLE III
TRUST ACCOUNT

Section 3.1    Creation of the Trust Account.  On or prior to the first payment date under the Plan Note, the Plan Trustee will establish with federally insured United States banks the Trust Account.  On the Effective Date, title to the Trust Account, and the contents thereof, will be transferred to and irrevocably vest in the Plan Trust.

(a)           Initial Funding.  The Trust Account will be funded by Note Payments.

(b)           Use of Cash and Other Property. The Trust Account shall be maintained for the benefit of the Beneficiaries.  After all Allowed Claims in Class 4 are paid in full (exclusive of any interest accruing after the Petition Date), and all Disputed Claims in Class 4 have been resolved and, to the extent Allowed, paid in full, any remaining excess funds will revert to the holders of Allowed Interests in Class 5.  After all Allowed Interests in Class 5 are paid in full (exclusive of any interest accruing after the Petition Date), any remaining excess funds will revert to the Reorganized Debtors and other property in the Trust Account will be used solely as provided in this Agreement.  The Plan Trustee shall serve as the Disbursing Agent for the Trust Account.

Section 3.2     Disputed Unsecured Creditors Reserve.

(a)           Initial Funding.  On the Effective Date, the Plan Trust Assets allocable to the holders of the Disputed Claims in Class 4 will be deposited into an account of the Oasys Trust Account as a reserve for Disputed Claims in Class 4 and held for the benefit of the holders of Disputed Claims in Class 4.

(b)           Additional Deposits. Cash or other property that becomes available pursuant to the Plan after the Effective Date, including Note Payments, will be deposited in the Trust Account and held for the benefit of Disputed Claims in Class 4.

(c)           Resolution of Disputed Claims in Class 4.

(i)           Until such time as a Disputed Claim in Class 4 is resolved, the Disbursing Agent will hold such funds and property in the Disputed Unsecured Creditors Reserve.  Any distributions that a holder of a Disputed Claim in Class 4 would be entitled to receive as of the Effective Date if the Claim were Allowed will be credited to a book-entry sub-account.

(ii)           If such holder’s claim is subsequently allowed, and if sufficient cash remains in the Disputed Unsecured Creditors Reserve, the Disbursing Agent will: (A) deliver to such holder in cash an amount equal to the Allowed amount of such holder’s Claim times a percentage calculated as follows:  the total amount theretofore distributed on account of Allowed Claims in Class 4  divided by the total amount of theretofore Allowed Claims in Class 4; and (B) transfer to the Trust Account an amount equal to the Allowed amount of such holder's Claim times a percentage calculated as follows:  the total assets in the Trust Account before the transfer divided by the total amount of theretofore Allowed Claims in Class 4.

(iii)           In the event any or all of such holder's Disputed Class 4 Claim is subsequently disallowed, such Claim shall no longer be taken into account for purposes of allocating future distributions to the Beneficiaries under this Agreement and the Plan Trustee may, in his discretion, transfer the cash held in the Disputed Unsecured Creditors Reserve on account of such Claim to the Trust Account.

(iv)           At such time as there are no longer Disputed Claims, all property still held in the Disputed Unsecured Creditors Reserve, if any, shall be transferred to the Trust Account.

Section 3.3     Treatment of Disputed Claims. Notwithstanding any other provision of the Plan, no payments or distributions shall be made on account of the Disputed portion of any Disputed Claim in Class 4 until such Disputed portion of the Disputed Claim becomes Allowed, unless otherwise ordered by the Bankruptcy Court.

Section 3.4       Undeliverable Property. If any distribution to a Holder of an Allowed Unsecured Claim in Class 4 or Allowed Class 5 Interests is returned to the Disbursing Agent as undeliverable, the Disbursing Agent will deposit the undeliverable Cash or other property in the Trust Account as a book entry sub-account therein and will hold such funds and property for the benefit of such Holder.  Until such Holder notifies the Disbursing Agent in writing of its then-current address, no attempt will be made to deliver subsequent distributions to such Holder and any such distributions that such Holder would otherwise be entitled to receive instead will be transferred to such book-entry sub-account.  All Cash held in such book-entry sub-account for the benefit of such Holder will be invested in a Permitted Investment by the Disbursing Agent in a manner consistent with the guidelines set forth in this Agreement.  Any income or interest generated from such investment activities will be held in such book-entry sub-account for the benefit of such Holder until such Holder notifies the Disbursing Agent in writing of its then-current address.  When such Holder notifies the Disbursing Agent in writing of its then-current address, the Disbursing Agent will deliver to such Holder all Cash and other property contained in such book-entry sub-account (net of provision for taxes).  In the event such Holder's right to assert a claim for undeliverable distributions is forfeited as provided for under Section 5.2(b)(ii), all Cash and other property contained in such book-entry sub-account will be transferred to the Trust Account.

Section 3.5    Payment of Plan Trust Expenses.  The Plan Trustee, in its capacity as Disbursing Agent, will pay, in its reasonable discretion, Trust expenses (including fees of the Plan Trustee at the hourly rate of $500) as provided in this Agreement, without the need for further Bankruptcy Court approval, from the Trust Account.  Until the Trust Account is created and a General Note Payment is first made, the Reorganized Debtor shall pay the Plan Trustee a fee of $500 per year.

ARTICLE IV

ADMINISTRATION OF THE PLAN TRUST

Section 4.1                                Rights, Powers and Privileges.  The Plan Trustee will have only the rights, powers and privileges to act on behalf of the Plan Trust expressly provided in the Plan and this Agreement and as provided by law in the event that the Plan or this Agreement does not reference any such right, power or privilege.  Unless otherwise expressly limited or restricted by the Plan or this Agreement, so long as such actions are, in the Plan Trustee's best judgment, necessary to manage the affairs of the Plan Trust and safeguard the interest of the Beneficiaries, the Plan Trustee will have the right, power and privilege, and obligation, to:

(a)           execute all agreements, instruments and other documents and effect all other actions necessary to implement the Plan;

(b)           establish, maintain and administer the Trust Account;

(c)           accept, preserve, receive, collect, manage, invest, supervise and protect the Plan Trust Assets (directly or through one or more third-party Disbursing Agents), each in accordance with the Plan and this Agreement;

(d)           liquidate, transfer or otherwise dispose of the Plan Trust Assets or any part thereof or any interest therein upon such terms as the Plan Trustee determines to be necessary, appropriate or desirable, pursuant to the procedures for allowing Claims and making distributions prescribed in the Plan and this Agreement;

(e)           calculate and make distributions of the Plan Trust Assets to holders of Allowed Class 4 Claims and Allowed Class 5 Interests pursuant to the procedures for allowing Claims and making distributions prescribed in the Plan and this Agreement;

(f)           comply with the Plan and exercise its rights and fulfill its obligations thereunder;

(g)           retain and compensate, without further order of the Bankruptcy Court, the services of professionals or other persons or entities to represent, advise and assist the Plan Trustee in the fulfillment of its responsibilities in connection with the Plan and this Agreement, including, other persons or entities to assist in or make distributions required by the Plan and this Agreement;

(h)           file appropriate tax returns on behalf of the Plan Trust, the Disputed Unsecured Creditors Reserve, and pay Taxes or other obligations owed by the Plan Trust and the Disputed Unsecured Creditors Reserve;

(i)           determine the manner of ascertainment of income and principal of the assets in the Plan Trust, and the apportionment of income and principal among such assets;

(j)           appear and participate in any proceeding before the Bankruptcy Court with respect to any matter regarding or relating to this Agreement, the Plan Trust or the Plan Trust Assets;

(k)           sue, defend and participate, as a party or otherwise, in any judicial, administrative, arbitrative or other proceeding relating to this Agreement, the Plan Trust or the Plan Trust Assets;

(l)           consult with the Beneficiaries at such times and with respect to such issues relating to the conduct of the Plan Trust as the Plan Trustee determines, in its reasonable discretion, to be necessary, appropriate or desirable;

(m)           pay all Plan Trust expenses as provided in this agreement;

(n)           execute, deliver and perform such other agreements and documents or exercise such other powers and duties as the Plan Trustee determines, in its reasonable discretion, to be necessary, appropriate or desirable, to accomplish and implement the purposes and provisions of the Plan Trust as set forth in the Plan and this Agreement;

(o)           terminate this Plan Trust in accordance with the terms of the Plan and this Agreement.

Section 4.2                                Limitation on Investigations; Delivery of Documents and Related Matters.  The Plan Trustee may reasonably rely upon any document or record that the Debtor delivers to it and will be protected in acting or refraining from acting on any such document based upon such reasonable reliance.  The Debtor will cooperate with the Plan Trustee in providing it with pertinent documents, business records, and other materials and information or access thereto.  In fulfilling its obligations in the preceding sentence, the Debtor will undertake, in good faith, to locate and deliver to the Plan Trustee documents currently in the Debtor's physical possession that it believes, in its reasonable discretion, are relevant to any Class 4 Claims currently in dispute or to any asset or liability being transferred to the Plan Trust; provided, however, that (a) the Debtor will not have any liability if, despite its good faith efforts, the Debtor is unable to locate or deliver to the Plan Trustee any such relevant documents and materials referred to above or if any additional relevant documents are identified later that were not delivered by the Debtor to the Plan Trustee and (b) no party (including the Plan Trustee) will have recourse against the Debtor, the Reorganized Debtor, or their respective assets with respect to such matters under any circumstances.

Section 4.3                                No Personal Liability.  None of the provisions in the Plan or this Agreement will be construed to require the Plan Trustee to expend or risk its own funds or otherwise incur personal liability in the performance of its duties or in the reasonable exercise of its rights, powers and privileges hereunder if there are reasonable grounds for the Plan Trustee to believe that the repayment of any such validly expended funds or adequate indemnity against such risk of liability is not reasonably assured.  Notwithstanding the foregoing, nothing in this Section 4.3 will relieve the Plan Trustee of any liability for any action or omission resulting from bad faith, fraud, willful misconduct, gross negligence or breach of its fiduciary duties.

Section 4.4                                Agents and Professionals. Except as otherwise provided in the Plan or this Agreement:  (a) the Plan Trustee may consult with independent legal counsel to be selected by it and the advice or opinion of such counsel will be full and complete personal protection to the Plan Trustee and the agents of the Plan Trustee in respect of any action taken or suffered by it or them in good faith and in reliance on, or in accordance with, such advice or opinion; and (b) persons (including any professionals retained by the Plan Trustee) dealing with the Plan Trustee will look only to the Plan Trust Assets to satisfy any liability incurred by the Plan Trustee to such person in carrying out the terms of the Plan or this Agreement, and (subject to Section 8.2 of this Agreement with respect to liabilities resulting from the Plan Trustee's bad faith, fraud, willful misconduct, gross negligence or breach of its fiduciary duties) the Plan Trustee will have no personal or individual obligation to satisfy any such liability.

Section 4.5                                Retention of Professionals.   The Plan Trustee may retain and reasonably compensate counsel and other professionals to assist in its duties as Plan Trustee on such terms as the Plan Trustee deems appropriate and without further Bankruptcy Court approval.  The Plan Trustee may retain any professional who represented parties in interest in the Bankruptcy Case.  Neither the Debtor nor the Reorganized Debtor shall be responsible for the fees, costs and expenses of any counsel or other professional retained by the Plan Trustee.

Section 4.6                                Authentication of Documents.  The Plan Trustee will not be responsible for the title, validity or genuineness of any property or evidence of title thereto received by it or delivered by it pursuant to this Agreement and will be held harmless and will be fully indemnified (pursuant to Section 8.2) by the Plan Trust in acting upon any document believed by it to be genuine and delivered by the proper party or parties.

Section 4.7                                Investment Guidelines.

(a)           The Plan Trustee will invest the Plan Trust Assets only in Permitted Investments; provided, however, that, notwithstanding anything to the contrary in this Agreement, the scope of any such Permitted Investments will be limited to include only those investments that a liquidating trust, within the meaning of Treasury Regulations Section 301.7701-4(d) and Internal Revenue Service Revenue Procedure 94-45, 1994-2 C.B. 684 may be permitted to hold, pursuant to any amendment or addition to the Internal Revenue Code or to the Treasury Regulations, or any modification in Internal Revenue Service guidelines whether set forth in Internal Revenue Service rulings, other Internal Revenue Service pronouncements or otherwise.  Such investments will mature in such amounts and at such times as, in the reasonable discretion of the Plan Trustee at the times such investments are made, are necessary, appropriate or desirable with a view to providing funds when needed to make payments from the Plan Trust Assets.  Notwithstanding the foregoing, if the Plan Trustee determines, in its reasonable discretion, that the administrative costs associated with such investment will exceed the return on such investment, it may direct that such Cash not be invested.

(b)           The Beneficiaries are treated as owners of their Pro Rata share of the assets in the Trust Account for U.S. federal income tax purposes and therefore will be responsible for reporting their respective share of the income on investments of such amounts in the Trust Account and paying the applicable Taxes thereon.  The Plan Trustee will be under no liability to accrue interest or produce income on any monies received by it hereunder or under the Plan and held for distribution or payment to the Beneficiaries, except as such interest is actually received by the Plan Trustee.

Section 4.8                                No Trade or Business.   The Plan Trustee will not at any time, on behalf of the Plan Trust or the Beneficiaries, operate as a business entity within the meaning of Treasury Regulation section 301.7701-2, or engage in any trade or business as proscribed by Treasury Regulation section 301.7701-4(d), and the Plan Trustee will not use or dispose of any part of the Plan Trust Assets in furtherance of any trade or business.  Notwithstanding the foregoing, the Plan Trustee will not be prohibited from engaging in any trade or business for its own account, provided that such activity does not interfere with the Plan Trustee's administration of the Plan Trust.In no event shall the Plan Trustee take any action which would jeopardize the status of the Plan Trust as a "liquidating trust" for federal income tax purposes within the meaning of Treasury Regulation section 301.7701-4(d).  This limitation shall apply regardless of whether the conduct of any such trade or business is deemed by the Plan Trustee to be necessary or proper for the conservation and protection of the Plan Trust Assets.

Section 4.9                                Court Approval of Plan Trustee Actions. Except as otherwise provided in the Plan or this Agreement, the Plan Trustee will not be required to obtain the order or approval of the Bankruptcy Court or any other court of competent jurisdiction in, or account to the Bankruptcy Court or any other court of competent jurisdiction for, the exercise of any right, power or privilege conferred hereunder.

     Section 4.10                                Restriction on Plan Trust Assets.  The Plan Trust will not receive transfers of any assets prohibited by Internal Revenue Service Revenue Procedure 82-58, 1982-2 C.B. 847, amplified, Revenue Procedure 91-15, 1991-1 C.B. 484, modified, amplified in part, and Revenue Procedure 94-45, 1994-2 C.B. 684, as the same may be amended, supplemented or modified including, but not limited to, any listed stocks or securities, any readily- marketable assets, any operating assets of a going business, any unlisted stock of a single issuer that represents 80 percent or more of the stock of such issuer or any general or limited partnership interests, except any stock or securities received in a transaction contemplated by the Plan.

ARTICLE V

DISTRIBUTIONS FROM THE PLAN TRUST

Section 5.1                                Distribution Overview and Method of Distribution.  All distributions of cash and property shall be made in accordance with the terms of the Plan by the Plan Trustee as Disbursing Agent, unless, in accordance with the terms of the Plan, the Plan Trustee retains a third party Disbursing Agent to make distributions.

Section 5.2                                Delivery of Distributions.

(a)           Generally.  Before making any distribution to a Beneficiary, the Disbursing Agent may request written notification of the Beneficiary's federal taxpayer identification number or social security number if the Disbursing Agent determines, in its reasonable discretion, that such information is necessary to fulfill its tax reporting and withholding obligations or otherwise.  The Disbursing Agent, in its reasonable discretion, may suspend distributions to any Beneficiary that has not provided its federal taxpayer identification number or social security number, as the case may be, after a request is made pursuant to and as provided in the terms of this Section 5.2(a).

(b)           Undeliverable Distributions.

(i)           No Further Attempts at Delivery.  If any distribution to a Holder of an Allowed Claim in Class 4 or Allowed Class 5 Interests is returned to the Disbursing Agent as undeliverable, then unless and until the Disbursing Agent is notified in writing of the Holder's then-current address:  (A) such undeliverable distributions will remain in the possession of the Disbursing Agent, and no further attempt will be made to deliver such distribution, and (B) no attempt will be made to deliver subsequent distributions to such Holder, and any such distributions that such Holder would otherwise be entitled to receive instead will be treated as provided in Sections 5.2(b)(ii) and 5.2(b)(iii) of this Plan Trust.

(ii)           Forfeiture and Redistribution to holders of Unsecured Claims.  Any Holder of an Allowed Claim in Class 4 or Allowed Class 5 Interests that does not assert a claim for an undeliverable distribution by delivering to the Disbursing Agent a written notice setting forth such Holder's then-current address within 180 days after the later of (A) the Effective Date and (B) the first date on which a distribution to such Holder was returned as undeliverable, will have its claim for undeliverable distributions discharged and will be forever barred from asserting such claim or any claim for subsequent distributions against the Debtor, Reorganized Debtor, the Disbursing Agent, or their respective properties, including the Trust Account, whereupon all Cash and other property contained in the book-entry sub-account in the Trust Account created for the benefit of such Holder will no longer be held for the Beneficiaries respective benefit.  For purposes of any such redistribution, each Allowed Claim in respect of which a claim for undeliverable distributions has been discharged as contemplated by this Section 5.2(b)(ii) will be deemed disallowed in its entirety.

(iii)           No Requirement to Attempt to Locate Holders.  Nothing contained in the Plan will require the Debtor or the Disbursing Agent to attempt to locate any Holder of an Allowed Claim in Class 4 or Allowed Class 5 Interests.

Section 5.3                                Means of Cash Payments.  Except as otherwise provided in the Plan or the Plan Trust Agreement, Cash payments made pursuant to the Plan will be in United States currency by checks drawn on the Trust Account or, at the option of the Disbursing Agent, by wire transfer from a domestic bank; provided, however, that Cash payments to foreign holders of Allowed Claims may be made, at the option of the Disbursing Agent, in such funds and by such means as are necessary or customary in each applicable foreign jurisdiction.   For the avoidance of doubt, distributions in respect of Allowed Claims in Class 4 and Allowed Class 5 Interests will be drawn from the Trust Account (unless otherwise provided in Section 3.2(c)).  If a check representing a distribution to a Holder of an Allowed Claim in Class 4 or Allowed Class 5 Interests is not cashed within 180 days of the issuance thereof, the Disbursing Agent will void such check and such distribution will be treated as undeliverable as provided in Section 5.2 of this Agreement.

Section 5.4                                Timing and Calculation of Amounts to Be Distributed to Beneficiaries. The Plan Trustee shall distribute annually all Cash on hand in the Plan Trust if a Note Payment is made or required to be made for that year (treating as Cash for purposes of this section any Permitted Investments) to the holders of Allowed Claims in Class 4 until they are paid in full (exclusive of any interest accruing after the Petition Date), and all Disputed Claims in Class 4 have been resolved and, to the extent Allowed, paid in full, except such amounts (i) as would be distributable to a holder of a Disputed Claim in Class 4 (as of the time of such distribution) if such Disputed Claim has been Allowed prior to the time of such distribution (but only until such Claim is resolved), (ii) as are reasonably necessary to meet contingent liabilities and to maintain the value of the assets of the Plan Trust during liquidation, (iii) to pay reasonable expenses (including, but not limited to, any taxes imposed on the Plan Trust or in respect of the Plan Trust Assets), and (iv) to satisfy other liabilities incurred by the Plan Trust in accordance with the Plan or this Agreement.  After all Allowed Claims in Class 4 and Disputed Claims in Class 4, to the extent later Allowed, are paid in full, any remaining excess funds will be distributed to the holders of Allowed Class 5 Interests, except such amounts (i) as are reasonably necessary to meet contingent liabilities and to maintain the value of the assets of the Plan Trust during liquidation, (ii) to pay reasonable expenses (including, but not limited to, any taxes imposed on the Plan Trust or in respect of the Plan Trust Assets), and (iii) to satisfy other liabilities incurred by the Plan Trust in accordance with the Plan or this Agreement.

Section 5.5                                Compliance with Tax Requirements. To the extent applicable, the Disbursing Agent will comply with all tax withholding and reporting requirements imposed on it by any governmental unit and all distributions pursuant to the Plan will be subject to such withholding and reporting requirements.  The Disbursing Agent will be authorized to take any actions that it determines, in its reasonable discretion, to be necessary, appropriate or desirable, to comply with such withholding and reporting requirements, including but not limited to requiring recipients to fund the payment of such withholding as a condition to delivery or entering into arrangements for the sale (subject to any applicable restrictions or transfer) of non-Cash property otherwise to be distributed to a recipient subject to a withholding requirement in order to generate net proceeds sufficient to fund the payment of any such withholding.  Notwithstanding any other provision of the Plan or this Agreement, each Beneficiary receiving a distribution of Cash or other property pursuant to the Plan will have sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed on it by any governmental unit on account of such distribution, including income, withholding and other tax obligations.

Section 5.6                                Setoffs. The Plan Trustee or any other Disbursing Agent may, pursuant to Section 553 of the Bankruptcy Code or applicable nonbankruptcy law, set off against any Allowed Claim in Class 4 or Allowed Class 5 Interests and the distributions to be made pursuant to the Plan on account of such Claim (before any distribution is made on account of such Claim) the Claims, rights and causes of action of any nature that the Debtor has against the Holder of such Allowed Claim in Class 4 or Allowed Class 5 Interests; provided, however, that neither the failure to effect a setoff nor the allowance of any Claim hereunder will constitute a waiver or release by the Plan Trustee of any claims, rights and causes of action that the Debtor may possess against a Holder of such Claim, to the extent such claims, rights and causes of action are preserved under the Plan.

Section 5.7                                Compensation and Reimbursement for Services Related to Distributions.  If the Plan Trustee employs or contracts with a third-party Disbursing Agent, such Disbursing Agent will receive, without the need for further Bankruptcy Court approval, reasonable compensation for such services and reimbursement of reasonable out-of-pocket expenses incurred in connection with such services.  These payments will be made on terms agreed to with the Plan Trustee and will be paid to such Disbursing Agent from funds in the Plan Trust Expenses Account.

Section 5.8                                Insufficient Assets.  Provided that the Disbursing Agent has not acted in bad faith, engaged in fraud, willful misconduct or gross negligence or breached its fiduciary duties, if the Plan Trust Assets at any point prove insufficient to pay all Holders of Disputed Class 4 Claims who become Beneficiaries by virtue of the Allowance of their Claims, the Disbursing Agent will have no obligation to seek disgorgement from any Beneficiary, but may seek the guidance of the Bankruptcy Court or another court of competent jurisdiction.

ARTICLE VI
NO TRANSFER OF BENEFICIAL INTERESTS

Ownership of a beneficial interest in the Plan Trust will not be evidenced by any certificate, security or receipt or in any other form or manner whatsoever, except as evidenced by the Plan Note and maintained on the books and records of the Plan Trust by the Plan Trustee.  No claimant will have a beneficial interest in the Plan Trust Assets until such time as the claimant's Class 4 or Class 5 Claim becomes an Allowed Claim pursuant to the mechanism for determining Allowed Claims prescribed in the Plan.  Except as expressly provided in Section 12.1, payments under this Agreement may not be assigned, alienated, pledged, encumbered or subjected to attachment, garnishment, levy, execution or other legal or equitable process.

ARTICLE VII
CERTAIN RIGHTS OF THE PLAN TRUSTEE

Section 7.1                                Note Payments.  After all Class 4 Claims have been conclusively Allowed or disallowed, and except as otherwise provided in the Plan, the Plan Trustee will retain the right to negotiate or settle with Reorganized Debtor the Beneficiaries’ rights to any Note Payments (prior to the payment thereof) if, in the Trustee’s judgment, such settlement is warranted based upon the value of the Reorganized Debtor, the likelihood of the timing and amount of such payment under the terms of the Plan and to avoid unnecessary administrative expenses, make a final distribution to Beneficiaries and dissolve the Plan Trust.  The Trustee may, but need not, poll the Beneficiaries regarding any proposed settlement of the Note Payments and is not bound by any response of any Beneficiary.

ARTICLE VIII
THIRD PARTY RIGHTS AND LIMITATION OF LIABILITY

Section 8.1                                Parties Dealing With the Plan Trustee.  In the absence of actual knowledge to the contrary, any person dealing with the Plan Trust or the Plan Trustee will be entitled to rely on the authority of the Plan Trustee or any of its agents to act in connection with the Plan Trust Assets.  There is no obligation on any person dealing with the Plan Trustee to inquire into the validity or propriety of any transaction by the Plan Trustee or any agent of the Plan Trustee.

Section 8.2                                Indemnification.    The Plan Trustee, its agents and professional and legal advisers (collectively, the “Indemnified Parties”) will be indemnified by the Plan Trust for any losses, claims, damages, liabilities or expenses, including reasonable attorneys' fees, disbursements and related expenses, that any Indemnified Party may incur or to which any Indemnified Party may become subject in connection with any action, suit, proceeding or investigation brought by or threatened against such Indemnified Party on account of the acts or omissions on behalf of the Plan Trust, including acts or omissions with respect to the Disputed Claims; provided, however, that the Plan Trust will not be liable to indemnify any Indemnified Party for any action or omission constituting bad faith, fraud, willful misconduct, gross negligence or a breach of fiduciary duty.  Notwithstanding anything to the contrary in this Agreement, the Indemnified Parties will be entitled to obtain advances from the Plan Trust to cover their expenses of defending themselves in any action brought against them in their capacities as Indemnified Parties as a result of any acts or omissions, actual or alleged; provided, however, that the Indemnified Parties receiving such advances provide an undertaking to repay the amounts so advanced to the Plan Trust upon the entry of a Final Order finding that such Indemnified Parties were not entitled to any indemnity under the provisions of this Section 8.2.

ARTICLE IX
SELECTION, REMOVAL AND COMPENSATION OF THE PLAN TRUSTEE

Section 9.1                                Initial Plan Trustee.  The initial Plan Trustee will be [____________].

Section 9.2                                Term of Service.  The Plan Trustee will serve until (a) termination of the Plan Trust in accordance with this Agreement or (b) the Plan Trustee's resignation or removal.

Section 9.3                                Removal of the Plan Trustee. Any person serving as the Plan Trustee may be removed at any time by a Final Order of the Bankruptcy Court on application of any party in interest.  The removal will be effective on the date specified in such Final Order.

Section 9.4                                Resignation of the Plan Trustee.  The Plan Trustee may resign at any time by giving the Bankruptcy Court and the Reorganized Debtor at least 30 days' written notice of its intention to do so.  In the event of a resignation, the resigning Plan Trustee (or the successor Plan Trustee) will render to the Bankruptcy Court (with a copy to the Reorganized Debtor) a full and complete accounting of monies and assets received, disbursed and held during the term of office of the resigning Plan Trustee.  The resignation will be effective on the latest of (a) the date specified in the notice; (b) the date that is 30 days after the date the notice is delivered; (c) the date the accounting described in the preceding sentence is delivered; and (d) the date the successor Plan Trustee accepts its appointment as such.

Section 9.5                                Appointment of Successor Plan Trustee.  In the event the Plan Trustee is removed or resigns, the Office of the United States Trustee shall appoint a successor Plan Trustee.

Section 9.6                                Powers and Duties of Successor Plan Trustee.  A successor Plan Trustee will have all the rights, powers, privileges and duties of its predecessor.

Section 9.7                                Trust Continuance.  The resignation or removal of the Plan Trustee will not terminate the Plan Trust or revoke any existing agency created pursuant to this Agreement or invalidate any action theretofore taken by the Plan Trustee.

Section 9.8                                Trustee Compensation.   The Plan Trustee shall be paid based upon his normal, established hourly rates which shall be agreed to by Plan Trustee and Oasys prior to the Effective Date.

ARTICLE X

MAINTENANCE OF RECORDS; REPORTING

Section 10.1                                Books and Records.  The Plan Trustee will maintain separate books and records containing a description of all property from time to time held by the Plan Trust (which assets will be valued consistently for all federal income Tax purposes) and the Disputed Unsecured Creditors Reserve and an accounting of all receipts and disbursements.  Such books and records shall include information relating to the Plan Trust Assets held, the income of the Trust received, and the payment of expenses of, and liabilities against or assumed by, the fund.  Each set of books and records shall be maintained as reasonably necessary to facilitate compliance with the tax reporting requirements of the Plan Trust, the Disputed Unsecured Creditors Reserve and the Beneficiaries in their capacity as such.

Such books and records will be open to inspection by any Beneficiary or the Bankruptcy Court at any reasonable time during normal business hours.  The fiscal year of the Plan Trust will be the calendar year.

Section 10.2                                Reports to be Filed with the Bankruptcy Court.

(a)           Annual Reports.  Within 90 days after the end of each calendar year, the Plan Trustee, on behalf of the Plan Trust, will File an Annual Receipts/Disbursements Report with the Bankruptcy Court.

(b)           Reports Available on Request.  The Plan Trustee will furnish or otherwise make available to any then-current Beneficiary, upon written request, a copy of the most recent Annual Receipts/Disbursements Report.

(c)           Compliance with Federal Securities Laws.  If the Plan Trustee determines, based on the advice of counsel, that the Plan Trust is required to comply with the registration and reporting requirements of the Securities Exchange Act of 1934, as amended, or the Investment Company Act of 1940, as amended, then the Plan Trustee will take any and all actions to comply with such requirements.

Section 10.3                                Tax Returns and Statements.

(a)           Tax Years. The taxable years of the Plan Trust and Disputed Unsecured Creditors Reserve shall end on December 31 unless the Plan Trustee deems it advisable to establish some other date as the date on which the taxable year of each shall end.

(b)           Tax Elections.  The Plan Trustee will elect to treat the Disputed Unsecured Creditors Reserve as a disputed ownership fund taxable as a C corporation for federal income tax purposes by attaching a “1.468B-9(c) Election” statement to the first federal income tax return of the Disputed Unsecured Creditors Reserve.  Such election statement will state that the Plan Trustee will treat the Disputed Unsecured Creditors Reserve as a disputed ownership fund and include a legend “§1.468B-9(c) Election” at the top of the page.  The Trustee will be the "administrator" (as defined in Treasury Regulation section 1.468B-9(b)) of the Disputed Unsecured Creditors Reserve.

(c)           Tax Returns.

(i)           The Plan Trustee will timely file (or cause to be filed) federal income tax returns for the Plan Trust as a grantor trust pursuant to Treasury Regulation section 1.671-4(a) by the 15th day of the 4th month following the close of the taxable year of the Plan Trust.

(ii)           The Plan Trustee will timely file (or cause to be filed) federal income tax returns (on Form 1120 or any form prescribed by the Internal Revenue Service for disputed ownership funds taxable as a C corporation) for the Disputed Unsecured Creditors Reserve by the 15th day of the 3rd month following the close of the taxable year of the Disputed Unsecured Creditors Reserve.

(iii)           The Plan Trustee will obtain separate employer identification number for the Plan Trust and the Disputed Unsecured Creditors Reserve.

(iv)           The Trustee will file (or cause to be filed) all other statements, returns or disclosures relating to the Trust that are required by any law, regulation, rule, ruling, directive or other governmental requirement or at the behest of any governmental unit, including state, and local tax returns, as appropriate for the Plan Trust and the Disputed Unsecured Creditors Reserve.

(d)           Reports to Beneficiaries.  As soon as practicable after the close of each taxable year, the Plan Trustee will mail to each Person who was a Beneficiary at the close of the year, a statement showing on a unit basis the dates and amounts of all distributions made by the Unsecured Creditors Trustee, income earned on assets held by the Plan Trust, if any, and such other information as is reasonably available to the Plan Trustee which may be helpful in determining the amount of gross income attributable to the Plan Trust that such Beneficiary should include and will be instructed to include in such Person's Federal income tax return for the preceding year. In addition, after receipt of a request in good faith, or in their discretion without such request or if required by applicable law, the Plan Trustee shall furnish to any Person who has been a Beneficiary at any time during the preceding year a statement containing such further information as is reasonably available to the Plan Trustee which shall be helpful in determining the amount of taxable income which such Person should include in such Person's federal income tax return.  The Beneficiaries shall be treated as the owners of their respective share of the Plan Trust pursuant to Sections 671 through 679 of the Code and any analogous provision of state or local law and shall be taxed on their respective share of the Trust's taxable income (including both ordinary income and capital gains) pursuant to Section 671 of the Code and any analogous provision of state or local law.

(e)         Reorganized Debtor to Provide 1.468B-9(g) Statement(s).  In no event later than February 15th of the calendar year following the Effective Date, the Reorganized Debtor will provide or cause to be provided to the Plan Trustee and file with the Internal Revenue Service a "1.468B-9(g) Statement" in accordance with Treasury Regulation section 1.468B-9(g).   Following any subsequent transfers of Cash or other property to the Plan Trust, the Reorganized Debtor will provide or cause to be provided to the Plan Trustee a "1.468B-9(f) Statement" on or before February 15th of the calendar year following the date of each such transfer.

ARTICLE XI

DURATION OF THE PLAN TRUST

Section 11.1                                Duration. The Plan Trust will become effective upon the Effective Date.  Thereupon, except to the extent otherwise provided in the Plan, the Plan Trust and its provisions herein will remain and continue in full force and effect until the Plan Trust is terminated as contemplated in this Article XI.

Section 11.2                                Termination Upon $2 Million Mark. The Plan Trust will terminate immediately if the Plan Note and Plan Trust receive Note Payments in excess of $2 million in the aggregate, which aggregate $2 million will be reduced dollar-for-dollar for any expenses incurred by the Trustee, after: (a) Allowed Claim 4 and Allowed Claim 5 holders receive their Pro Rata Distribution; (b) the payment of all costs, expenses and obligations incurred in connection with administering the Plan Trust are made; (c) the distribution of all remaining Plan Trust Assets and/or proceeds therefrom in accordance with the provisions of the Plan, the Confirmation Order and this Agreement are made; and (d) the completion of any reports, Tax returns or other documentation determined by the Plan Trustee, in its reasonable discretion, to be necessary, appropriate or desirable.

Section 11.3                                Termination After Five Years.  If (1) the Oasys Unsecured Trust has not been previously terminated pursuant to Section 11.2; (2) no General Unsecured Deferred Payments have been made, due to the fact that no Cash Distribution Trigger Payment and/or Transaction Trigger Payment occurred; or (3) all General Unsecured Deferred Payments that were required to be made, pursuant to the Plan and Plan Note, were properly distributed by the Plan Trust to holders of Allowed Class 4 Claims and, if applicable, to Allowed Class 5 Interests, the Plan Trust will immediately terminate on the fifth anniversary of the Effective Date or on 12/31/2011 after (a) the payment of all costs, expenses and obligations incurred in connection with administering the Plan Trust; (b) the distribution of all remaining Plan Trust Assets and/or proceeds therefrom in accordance with the provisions of the Plan, the Confirmation Order and this Agreement; and (c) the completion of any reports, Tax returns or other documentation determined by the Plan Trustee, in its reasonable discretion, to be necessary, appropriate or desirable, the Plan Trust will terminate and the Plan Trustee will have no further responsibility in connection therewith except as may be required to effectuate such termination under relevant law and except as described in Section 11.4.

Section 11.4                                Other Termination Procedures. The Plan Trustee will at all times endeavor to liquidate expeditiously the Plan Trust Assets, and in no event will the Plan Trustee unduly prolong the duration of the Plan Trust.  On termination of this Plan Trust, the Plan Trustee will advise the Bankruptcy Court in writing of the Plan Trust's termination.  Notwithstanding the foregoing, after the termination of the Plan Trust, the Plan Trustee will have the power to exercise all the powers, authorities and discretion herein conferred solely for the purpose of liquidating and winding up the affairs of the Plan Trust.  For a period of five years after the distribution of all of the Plan Trust Assets, the Plan Trustee will retain the books, records and files that have been delivered to or created by the Plan Trustee, at which time the Plan Trustee may dispose of such books, records and files in any manner that the Plan Trustee deems appropriate.

Section 11.5                                Reversions.  Except as otherwise expressly provided herein or in the Plan, assets held in the Trust Account, the Disputed Unsecured Creditors Reserve, or any funds held in a book entry sub-account of the Trust Account or Disputed Unsecured Creditors Reserve shall not revert to the Reorganized Debtor upon termination of the Plan Trust; provided, however, that if at any time, all Disputed Claims in Class 4 have been resolved and all Allowed Claims in Class 4 and Allowed Class 5 Interests have been paid in full (exclusive of any interest accrued from the Petition Date), then the remaining Plan Trust Assets shall revert to the Reorganized Debtor.

ARTICLE XII

MISCELLANEOUS

Section 12.1                                Limitation on Transferability.

(a)           No Transfer of Beneficial Interests.  Except as otherwise expressly provided in the Plan, it is understood and agreed that the beneficial interests in the Plan Trust will be non-transferable during the term of this Agreement except with respect to a transfer by will or under the laws of descent and distribution.  Such transfers will not be effective until appropriate written notification and proof thereof is submitted to the Plan Trustee, and the Plan Trustee may continue to pay all amounts to or for the benefit of the Beneficiaries until receipt of proper written notification and proof of any such transfer.  The Plan Trustee may rely upon such written proof without the requirement of any further investigation.

(b)           No Assignment.  Neither the Debtor nor the Plan Trustee may assign this Agreement without the prior written consent of the other.

Section 12.2                                Notices. All notices to be given to Beneficiaries may be given by regular mail, electronic transmission or delivered personally, to the holders at the addresses appearing on the books kept by the Plan Trustee.  Any notice or other communication which may be or is required to be given, served or sent to the Debtor, the Reorganized Debtor, the Plan Trustee, or United States Trustee will be in writing and will be sent by registered or certified mail, return receipt requested (postage prepaid), transmitted electronically, sent by hand delivery or sent by facsimile (if receipt is confirmed), addressed to such address as may from time to time be provided in a written notice by each party.

Section 12.3                                No Bond.  Notwithstanding any state law to the contrary, the Plan Trustee (including any successor) and the Disbursing Agent will be exempt from giving any bond or other security in any jurisdiction.

Section 12.4                                Governing Law; Submission to Jurisdiction; Service of Process.  This Agreement will be construed in accordance with and governed by the internal substantive law of the State of Delaware, regardless of the laws that might otherwise govern under principles of conflict of laws applicable thereto.  The Bankruptcy Court will have exclusive jurisdiction over any dispute arising out of or in connection with the transactions contemplated by this Agreement.  The parties to this Agreement consent to the exclusive jurisdiction of the Bankruptcy Court (and of the appropriate appellate courts therefrom) in any such dispute and irrevocably waive, to the fullest extent permitted by law, any objection that they may now or hereafter have to the laying of the venue of any such dispute in the Bankruptcy Court or that any such dispute brought in the Bankruptcy Court has been brought in an inconvenient forum.  This Agreement is subject to any order or act of the Bankruptcy Court applicable hereto.  Process may be served on any party anywhere in the world, whether within or without the jurisdiction of any court to which the parties have submitted herein.

Section 12.5                                Successors and Assigns.  This Agreement will inure to the benefit of and will be binding upon the parties hereto and their respective successors and permitted assigns.

Section 12.6                                No Execution.  All funds in the Plan Trust will be deemed in custodia legis until such times as the funds have actually been paid to or for the benefit of a Beneficiary, and no Beneficiary or any other person can execute upon, garnish or attach the Plan Trust Assets or the Plan Trust in any manner or compel payment from the Plan Trust except by order of the Bankruptcy Court.  Payment will be solely governed by the Plan and this Agreement.

Section 12.7                                Amendment.  This Agreement may be amended only by order of the Bankruptcy Court.

Section 12.8                                Severability. If any term, provision, covenant or restriction contained in this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement will remain in full force and effect and will in no way be affected, impaired or invalidated.

IN WITNESS WHEREOF, the parties have executed this Agreement (or are deemed to have so executed this Agreement) on this __ day of October, 2007 and effective as of the Effective Date of the Plan.

OASYS MOBILE INC.

By: ________________________
Name:
Title:

PLAN TRUSTEE

By: ________________________
Name:
Title:

EXHIBIT C

FORM OF PLAN NOTE

FORM OF PLAN NOTE2

August __, 2007

Oasys Mobile, Inc., a Delaware corporation, (“Oasys”, the “Debtor” or the “Reorganized Debtor”, as appropriate), hereby promises to pay, on demand, to the order of the Oasys Plan Trust (the “Trust”), or its registered assigns, an amount equal to the General Note Payment (as such term is defined below) in accordance with the provisions of this Plan Note, the Plan (as such term is defined below) and the Trust Agreement (as such term is defined below).  Unless otherwise defined herein, all capitalized terms shall have the meanings ascribed to them in the Plan.

1.           Definitions. Capitalized terms used in this Note shall have the following respective meanings:

“Bankruptcy Case” means the Chapter 11 case of Oasys filed in the United States Bankruptcy Court for the District of Delaware.

“Bankruptcy Code” means the provisions of Title 11 of the United States Code, 11 U.S.C. §§101 et. seq.

“Cash Distribution Trigger” means the date of the end of a calendar year, through and including December 31, 2011, upon which date the Reorganized Debtor's Excess Cash Flow equals or exceeds the Distributable Cash Balance amounts set forth in the definition of "Cash Distribution Trigger Payment" set forth in the Plan for each applicable year.

“Excess Cash Flow” means, without duplication, with respect to any calendar year, earnings before interest, taxes, depreciation and amortization, minus (a) capital expenditures during such calendar year (excluding the financed portion thereof), minus (b) interest expenses paid or accrued and scheduled principal payments paid or payable in respect of funded debt, minus (c) amounts actually paid by Reorganized Debtor for federal, state and local income tax obligations.

“General Note Payment” means (a) a Cash Distribution Trigger Payment, which payment shall be due and owing from the Reorganized Debtor to the Trust, to be held for the benefit of holders of Allowed Claims in Class 4 under the Plan and Allowed Interests in Class 5 under the Plan, upon a Cash Distribution Trigger, and/or (b) a Transaction Trigger Payment, which payment shall be due and owing from the Reorganized Debtor to the Trust, to be held for the benefit of holders of Allowed Claims in Class 4 under the Plan and Allowed Interests in Class 5 under the Plan, upon a Transaction Trigger.

“Fiscal Quarter” means a fiscal quarter of a Fiscal Year.

“Fiscal Year” means the fiscal year of the Reorganized Debtor, which period shall be the 12-month period ending on December 31st of each year.

2 This Form of Plan Note is subject to non-material modification prior to the Effective Date.

“GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession), which are applicable to the circumstances as of the date of determination.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, condition (financial or otherwise) or prospects of the Reorganized Debtor, taken as a whole, (b) a material impairment of the ability of the Reorganized Debtor to perform in any material respect its obligations under this Note, or (c) a material adverse effect upon the legality, validity, binding effect or enforceability of this Note.

“Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other entity of whatever nature.

“Plan” means the Debtor’s Amended Plan of Reorganization Under Chapter 11 of the Bankruptcy Code dated on or around August 24, 2007 (as it may be further amended from time to time).

“Plan Trust Agreement” means that certain trust agreement by and between Oasys and _____, as Plan Trustee for the Oasys Plan Trust, entered into on or before the Effective Date.

“Transaction Trigger” means a sale, merger, liquidation, or other transaction involving all or substantially all assets or equity interests of the Reorganized Debtor.

“Transaction Trigger Payment” means the payment the Plan Trust will receive on account of the Plan Note upon the following terms and conditions: (1) upon a Transaction Trigger occurring in calendar year 2007, if the Net Enterprise Value exceeds $15,700,000, the Plan Trust shall receive a payment equal to 20% of the amount in excess of such $15,700,000; (2) upon a Transaction Trigger occurring in calendar year 2008, if the Net Enterprise Value exceeds $20,000,000, the Plan Trust shall receive a payment equal to 20% of the amount in excess of such $20,000,000; (3) upon a Transaction Trigger occurring in calendar year 2009, if the Net Enterprise Value exceeds $25,600,000, the Plan Trust shall receive a payment equal to 20% of the amount in excess of such $25,600,000; (4) upon a Transaction Trigger occurring in calendar year 2010, if the Net Enterprise Value exceeds $33,000,000, the Plan Trust shall receive a payment equal to 20% of the amount in excess of such $33,000,000; (5) upon a Transaction Trigger occurring in calendar year 2011, if the Net Enterprise Value exceeds $42,800,000, the Plan Trust shall receive a payment equal to 20% of the amount in excess of such $ 42,800,000; provided, however, that the aggregate amount of the Transaction Trigger Payment and any Cash Distribution Trigger Payments shall not exceed $2 million.

2.           Payment.

(a)           Payment of General Note Payment.  The General Note Payments shall become due and payable by the Reorganized Debtor to the Trust on or before the fifth business day following:  (i) the occurrence of a Transaction Trigger, requiring a Transaction Trigger Payment to be made hereunder; and (ii) the occurrence of a Cash Distribution Trigger, requiring a Cash Distribution Trigger Payment to be made hereunder until the Oasys Plan Trust is terminated pursuant to Article XI of the Trust Agreement.  No General Note Payments will be made, and the Plan Trust (as defined in the Plan Trust Agreement) will terminate immediately, if the Plan Note (as defined in the Plan Trust Agreement) and Plan Trust receive General Note Payments in excess of $2 million in the aggregate, which aggregate $2 million will be reduced dollar-for-dollar for any expenses incurred by the Trustee, after: (a) Allowed Claim 4 holders receive their Pro Rata Distribution; (b) the payment of all costs, expenses and obligations incurred in connection with administering the Plan Trust are made; (c) the distribution of all remaining Plan Trust Assets and/or proceeds therefrom in accordance with the provisions of the Plan, the Confirmation Order and this Agreement are made; and (d) the completion of any reports, Tax returns or other documentation determined by the Plan Trustee, in its reasonable discretion, to be necessary, appropriate or desirable.

3.           Representations and Warranties. The Reorganized Debtor hereby represents and warrants to the Trust as follows:

(a)           Authorization. The Reorganized Debtor is duly authorized to execute and deliver this Note and is duly authorized to perform its respective obligations hereunder.

(b)           No Conflicting Agreements. The execution and delivery of this Note and the performance by the Reorganized Debtor of its obligations hereunder, do not and will not conflict with any provision of law or of the governing documents of the Reorganized Debtor or any agreement binding upon the Reorganized Debtor.

(c)           Validity and Binding Effect. The Note is a legal, valid and binding obligation of the Reorganized Debtor, enforceable against the Reorganized Debtor in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or other similar laws of general application affecting the enforcement of creditors’ rights or by general principles of equity limiting the availability of equitable remedies.

(d)           No Event of Default. As of the date hereof, no Event of Default, or event or condition which, with the giving of notice or the passage of time, or both, would constitute an Event of Default, has occurred or is continuing.

4.           Covenants. Until the payment in full in cash of the General Payment or until the Oasys Plan Trust is terminated pursuant to Article XI of the Trust Agreement, the Reorganized Debtor hereby covenants and agrees as follows:

(a)           Financial Reporting. The Reorganized Debtor shall deliver to the Trust (to the extent prepared and available in the ordinary course of the Reorganized Debtor's business) the following:

(i)           Promptly when available and in any event within ninety (90) days after the close of each Fiscal Year beginning in 2008, a copy of the annual audit report of the Reorganized Debtor for such Fiscal Year, including consolidated balance sheets and statements of earnings and cash flows for the Reorganized Debtor, certified without adverse reference to going concern value and without qualification as to scope of audit by independent auditors of recognized standing.

(ii)           Promptly when available and in any event within forty-five (45) days after the close of each Fiscal Quarter of each Fiscal Year beginning with the quarter ending December 31, 2007, a copy of the unaudited financial statements of the Reorganized Debtor for such Fiscal Quarter and for the period beginning with the first day of such Fiscal Year and ending on the last day of such Fiscal Quarter, including consolidated balance sheets and statements of earnings and cash flows for the Reorganized Debtor.

All such financial statements shall be prepared in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods. To the extent any of the foregoing are not prepared and available in the ordinary course of the Reorganized Debtor’s business, the Reorganized Debtor shall deliver to the Trust a substitute therefor reasonably acceptable to the Trust.

(b)           Maintenance of Existence. Maintain and preserve (i) its existence and good standing in the jurisdiction of its organization, except for those good standing issues previously identified and (b) qualification to do business and good standing in each jurisdiction where the nature of its business makes such qualification necessary, other than such jurisdictions in which the failure to be qualified or in good standing could not reasonable be expected to have a Material Adverse Effect.

(c)           Compliance with Laws; Payment of Taxes and Liabilities. (i) Comply in all material respects with all applicable laws, rules, regulations, decrees, orders, judgments, licenses and permits, except where failure to comply could not reasonably be expected to have a Material Adverse Effect and (ii) pay, prior to delinquency, all federal and state income and all other material taxes and other governmental charges against it, as well as claims of any kind which, if unpaid, could become a lien on the Reorganized Debtor’s property; provided, that the foregoing shall not require the Reorganized Debtor to pay any such tax or charge so long as it shall contest the validity thereof in good faith by appropriate proceedings and shall set aside on its books adequate reserves with respect thereto in accordance with GAAP, except for those taxes outstanding as of the day hereof which were previously identified.

5.           Events of Default.

(a)           Definition.

For purposes of this Note, an Event of Default shall be deemed to have occurred if:

(i)           The Reorganized Debtor fails to make payment of the General Note Payment or any other amount payable pursuant to this Note when due and payable.

(ii)           The Reorganized Debtor fails to perform or observe its obligations under this Note.

(iii)           The Reorganized Debtor makes an assignment for the benefit of creditors or admits in writing its inability to pay its debts generally as they become due; or an order, judgment or decree is entered adjudicating the Reorganized Debtor bankrupt or insolvent; or any order for relief with respect to the Reorganized Debtor is entered under the Bankruptcy Code; or the Reorganized Debtor petitions or applies to any tribunal for the appointment of a custodian, trustee, receiver or liquidator of the Reorganized Debtor, or of any substantial part of the assets of the Reorganized Debtor, or commences any proceeding relating to the Reorganized Debtor under any bankruptcy reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction; or any such petition or application is filed, or any such proceeding is commenced, against the Reorganized Debtor and either (A) the Reorganized Debtor by any act indicates its approval thereof, consent thereto or acquiescence therein or (B) such petition, application or proceeding is not dismissed within thirty (30) days.

The foregoing shall constitute Events of Default whatever the reason or cause for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

(b)           Consequences of Events of Default.

(i)           If an Event of Default of the type described in Section 5(a)(ii) of this Note has occurred and is continuing, the Trust shall have the right to seek the equitable remedy of specific performance of such covenant by the Reorganized Debtor.

(ii)           If an Event of Default of the type described in Section 5(a)(i) or (iii) of this Note has occurred, the aggregate principal amount of this Note shall become immediately due and payable without any action on the part of the Trust, and the Reorganized Debtor shall immediately pay to Trust the amount of the General Note Payment due and payable with respect to this Note.

(iii)           The Trust shall have all rights and remedies set forth herein and under any applicable law or in equity. No such remedy is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or thereunder or now or hereafter existing at law or in equity or by statute or otherwise. Any person having any rights under any provision of this Note shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Note and to exercise all other rights granted by law.

6.           Amendment and Waiver.

The terms of this Note may be waived, altered or amended, and the Reorganized Debtor may be permitted to take any action herein prohibited, or to omit to perform any act herein required to be performed, only by an instrument in writing duly executed by the Reorganized Debtor and the Trust.  Any such amendment or waiver shall be binding upon the Reorganized Debtor and its respective successors and assigns.

7.           Waivers.

The Reorganized Debtor hereby waives diligence, presentment, protest and demand and notice of protest and demand, dishonor and nonpayment of this Note, and expressly agree that this Note, or any payment hereunder, may be extended from time to time, all without in any way affecting the liability of the Reorganized Debtor hereunder.

8.           Notices.

All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Note shall be in writing and shall be deemed to have been given when delivered personally to the recipient, sent to the recipient by reputable overnight courier service (charges prepaid), transmitted by facsimile (receipt confirmed) or three days after mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid. Such notices, demands and other communications shall be sent to the Reorganized Debtor and the Trust at the respective addresses indicated on Schedule A attached hereto or to such other address or to the attention of such other Person as the recipient party has specified by prior written notice to the sending party.

9.           Form of Payments.

All payments to be made to the Trust shall be made in the lawful money of the United States of America in immediately available funds, free and clear of all taxes and charges whatsoever.

10.           Place of Payment.

Payment of any General Note Payments and other amounts owing hereunder shall be delivered to the Trust pursuant to written instructions from the Trust.

11.           Business Days.

If any payment is due, or any time period for giving notice or taking action expires, on a day which is a Saturday, Sunday or legal holiday in the State of Delaware, the payment shall be due and payable on, and the time period shall automatically be extended to, the next business day immediately following such Saturday, Sunday or legal holiday.

12.           Severability.

If any provision hereof is invalid and unenforceable then, to the fullest extent permitted by law, (a) the other provisions hereof shall remain in full force and effect and shall be liberally construed in favor of the Trust in order to carry out the intentions of the parties hereto as nearly as may be possible and (b) the invalidity or unenforceability of any provision hereof shall not affect the validity or enforceability of any other provisions.

13.           Assignments.

This Note shall be binding upon and inure to the benefit of the respective successors and assigns of each of the parties hereto, provided, that the Reorganized Debtor shall not assign or transfer its rights hereunder without the prior written consent of the Trust.

14.           Counterparts.

This Note may be authenticated in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may authenticate this Note by signing any such counterpart.  This Note may be authenticated by manual signature, facsimile or, electronic means, all of which shall be equally valid.  The headings in this Note are for convenience of reference only and shall not alter or otherwise affect the meaning hereof.

15.           Governing Law.

This Note shall be governed by and construed in accordance with the internal laws and decisions of the State of Delaware, without regard to the conflict of law principles thereof

16.           Submission to Jurisdiction.

(A) THE REORGANIZED DEBTOR HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL COURT SITTING IN THE DISTRICT OF DELAWARE IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS NOTE AND THE REORGANIZED DEBTOR HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM.  NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE TRUST TO BRING PROCEEDINGS AGAINST THE REORGANIZED DEBTOR IN THE COURTS OF ANY OTHER JURISDICTION.  ANY JUDICIAL PROCEEDING BY THE REORGANIZED DEBTOR AGAINST THE TRUST OR ANY AFFILIATE THEREOF INVOLVING DIRECTLY OR INDIRECTLY ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO OR CONNECTION WITH THIS NOTE SHALL BE BROUGHT ONLY IN A COURT IN [COUNTY], DELAWARE.

(B) THE REORGANIZED DEBTOR AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDINGS IN ANY SUCH COURT, MAY BE SERVED TO THE REORGANIZED DEBTOR BY REGISTERED MAIL TO THE REORGANIZED DEBTOR AT ITS ADDRESS PROVIDED IN THIS NOTE.  NOTHING HEREIN SHALL AFFECT THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW, THAT SUCH SERVICE SHALL BE VALID AND BINDING ON THE REORGANIZED DEBTOR FOR ALL PURPOSES AND THAT THE REORGANIZED DEBTOR WAIVES ANY AND ALL RIGHTS WHATSOEVER TO CHALLENGE THE VALIDITY OF SUCH SERVICE OF PROCESS.

17.           Waiver of Right to Trial by Jury.

THE REORGANIZED DEBTOR AND THE TRUST WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS NOTE OR THE TRANSACTIONS CONTEMPLATED HEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE.  THE REORGANIZED DEBTOR AND THE TRUST AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS NOTE OR ANY PROVISION HEREOF.  THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS NOTE.

[signature page follows]

OASYS MOBILE INC.

By: ________________________
Name:
Title:

Schedule A: Notice Addresses

Reorganized Debtor:

______________________

_______________________

_______________________

Trustee:

_______________________

_______________________

_______________________